UNITED STATES

SECURITIES AND EXHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 240.14a-12

M.D.C. HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

March 1, 2017

Dear Fellow Shareholders,

On behalf of the Board of Directors we would like to express our appreciation for your continued investment in the Company.

In 2016, the Company marked over four-decades of operations during which it has become one of the leading homebuilding companies in the nation. It has grown from a net worth of $50,000 in 1972 to over $1.32 billion at 2016 fiscal year end and provided quality homes to over 190,000 families – all while enduring countless housing cycles over the years. In 2016, the Company maintained its risk-adjusted strategy and experienced another strong year, delivering 5,054 homes to buyers and positioning the Company for future growth. The Company also experienced another year of strong financial and operational performance: one-year TSR climbed to 10.2% and pre-tax net income increased 50% year-over-year. We are really proud of these accomplishments.

Our Board is highly engaged and active. We strive to provide effective independent oversight through each phase of the Company’s operations. The Board of Directors and Audit Committee each convene a meeting on a monthly basis to monitor your investment, review the financial and operational performance of the Company and engage closely with our senior management in implementing their strategy for long-term risk-adjusted growth and ultimately, increased shareholder value.

In 2016, we made engagement with our shareholders a priority. At our last annual meeting, some concerns were voiced with the design of our executive compensation program. We have taken this very seriously. Our Lead Director, together with our Chief Executive Officer and Chief Financial Officer, initiated a series of face-to-face meetings with a number of our largest shareholders. We have obtained valuable feedback on our executive compensation program, governance practices and long-term strategy for sustained growth. As a result, we have responded by modifying our compensation program taking their viewpoints into consideration. You can review our modifications in detail in the “2016 Executive Compensation Program Refinements” section of this Proxy Statement.

We really appreciate the opportunity to engage with all of our shareholders and look forward to such meetings in the years to come.

On behalf of the full Board of Directors, we strongly encourage you to vote your shares – your vote and support is a valuable element to our passion to serve.

Sincerely, The Board of Directors M.D.C. Holdings, Inc.

M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

The 2017 Annual Meeting of Shareholders (the "Meeting") of M.D.C. Holdings, Inc. (the "Company") will be held at 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado, on Monday, April 24, 2017, at 8:00 a.m., Mountain Time. Only shareholders of record at the close of business on February 24, 2017, the record date, will be entitled to vote. At the Meeting, we plan to consider and act upon the following matters:

1.	the election of David D. Mandarich, Paris G. Reece III and David Siegel as Class II Directors for three-year terms expiring in 2020;
2.	a non-binding advisory vote to approve the compensation of our named executive officers disclosed in this proxy statement (Say on Pay);
3.	a non-binding advisory vote on the frequency of Say on Pay voting;
4.	approval of an amendment to the M.D.C. Holdings, Inc. 2011 Equity Incentive Plan to increase the shares authorized for issuance under the plan; and
5.	ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2017 fiscal year.

And such other business as properly may come before the Meeting and any postponements or adjournments thereof.

Our Board of Directors recommends that you vote: FOR Proposals One, Two, Four and Five and every “1 year” with respect to Proposal Three.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on April 24, 2017:

The Proxy Statement and the Annual Report on Form 10-K are available at:

www.rdgir.com/mdc-holdings-inc

Management and the Board of Directors desire to have maximum representation at the Meeting and request that you vote promptly, even if you plan to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

Joseph H. Fretz

Secretary

Denver, Colorado

March 1, 2017

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on April 24, 2017:

The Proxy Statement and the Annual Report on Form 10-K are available at:

www.rdgir.com/mdc-holdings-inc

Important Voting Information

Under New York Stock Exchange rules, unless you provide specific instructions, your broker is not permitted to vote on your behalf on the election of Directors and on any of the proposals other than ratification of the selection of the Company’s auditors. It is important that you provide specific instructions by completing and returning the broker’s Voting Instruction Form or following the instructions provided to you to vote your shares by telephone or the Internet.

i

M.D.C. HOLDINGS, INC.

4350 South Monaco Street, Suite 500

Denver, Colorado 80237

___________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 24, 2017

___________

GENERAL INFORMATION

Why am I receiving these materials?

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors" or the "Board") of M.D.C. Holdings, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company (the "Meeting") to be held at our principal executive offices, 4350 South Monaco Street, 6th Floor, Assembly Room, Denver, Colorado 80237, on Monday, April 24, 2017, at 8:00 a.m., Mountain Time, and any postponements or adjournments thereof. The record date for determining shareholders entitled to vote at the Meeting is February 24, 2017 (the “Record Date”). The Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Our shareholders are invited to attend the Meeting and are encouraged to vote on the matters described in this Proxy Statement.

What proxy materials are being delivered?

We are utilizing the rules of the Securities and Exchange Commission ("SEC") that allow us to deliver proxy materials to our shareholders on the Internet. Under these rules, we are sending most of our shareholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of a full set of proxy materials. If you receive the Notice, you will not receive printed copies of the proxy materials unless you specifically request them. Instead, the Notice tells you how to access and review on the Internet all of the important information contained in the proxy materials. The Notice also tells you how to vote your proxy card on the Internet and how to request a printed copy of our proxy materials. We expect to mail, or provide the Notice and electronic delivery of, this Proxy Statement, the proxy card and the Notice of Annual Meeting (the "Proxy Materials") on or about March 6, 2017.

The Company's 2016 Annual Report on Form 10-K, which includes the Company's 2016 audited financial statements, will accompany these Proxy Materials. Except to the extent expressly referenced in this Proxy Statement, the Annual Report is not incorporated into this Proxy Statement.

Who is paying for this proxy solicitation?

The Company will pay the cost of solicitation. The Company also will reimburse bankers, brokers and others holding shares in their names or in the names of nominees or otherwise for reasonable out-of-pocket expenses incurred in sending the Proxy Materials to the beneficial owners of such shares. In addition to the original solicitation of proxies, solicitations may be made in person, by telephone or by other means of communication by Directors, officers and employees of the Company, who will not be paid any additional compensation for these activities.

We have retained the services of Alliance Advisors, LLC to solicit proxies. We will pay all reasonable costs associated with such firm, which we anticipate will cost approximately $13,000 plus costs and expenses.

Who is entitled to vote at or attend the Annual Meeting?

Holders of shares of the Company's common stock, $.01 par value, at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. All shareholders of record and beneficial owners wishing to attend the Meeting must bring with them a government issued picture identification of themselves and check in at the registration desk at the Meeting. Beneficial owners must also bring proof of ownership as described below. Attendees must comply with the rules of conduct available at the registration desk. A list of shareholders of record entitled to vote at the Meeting will be available for examination by any shareholder at the Meeting and for ten days prior to the Meeting at our principal executive offices.

Shareholders will have sufficient time immediately following the Meeting to ask questions of and have a dialogue with the Company’s Chairman and CEO, President and COO, and each of the members of the Board of Directors in attendance.

Shareholders of Record. If, on the Record Date, your shares were registered directly in your name with the Company's transfer agent, Continental Stock Transfer & Trust Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Meeting or vote by proxy.

Beneficial Owners. If, on the Record Date, your shares were not held in your name, but rather were held in an account at a brokerage firm, bank or other nominee (commonly referred to as being held in "street name"), or through our 401(k) savings plan, you are the beneficial owner of those shares. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Meeting. As a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares held in your account. You are also invited to attend the Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Meeting unless you obtain a valid legal proxy from your broker or other nominee and bring the legal proxy to the Meeting. (Legal proxies are not available for shares held through our 401(k) savings plan; you must vote those shares as provided below.) If you want to attend the Meeting, but not vote at the Meeting, you must provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date.

How do I vote my shares?

By Telephone or the Internet. Shareholders can vote their shares via telephone or the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate a shareholder's identity, allow shareholders to vote their shares and confirm that their instructions have been properly recorded. The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Time, on April 23, 2017. (Participants in our 401(k) savings plan have an earlier deadline – see below.)

By Mail. Shareholders who receive a paper proxy card may vote by mail and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that accompanied the delivery of the paper proxy card. Proxy cards submitted by mail must be received by the time of the Meeting in order for your shares to be voted. Beneficial shareholders (shares held in street name) may vote by mail by requesting a paper proxy card according to the instructions received from their broker or other agent, and then completing, signing and dating the voting instruction card provided by the broker or other agent and mailing it in the pre-addressed envelope provided.

401(k) Savings Plan. If your shares are held through our 401(k) savings plan, you will receive the Notice of Internet Availability of Proxy Materials, or copies of the Proxy Materials, and you are entitled to instruct the plan trustee how to vote the shares allocated to your account following the instructions described above. You must provide your instructions no later than 11:59 p.m., Eastern Time, on April 19, 2017.

At the Meeting.   Shares held in your name as the shareholder of record may be voted by you in person at the Meeting. Shares held beneficially in street name may be voted by you in person at the Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares, giving you the right to vote the shares, and you bring the legal proxy to the Meeting.

What if I receive more than one Notice of Internet Availability of Proxy Materials?

If you receive more than one Notice, you hold shares in more than one name or shares in different accounts. To ensure that all of your shares are voted, you will need to vote separately by telephone or the Internet using the specific control number contained in each Notice that you receive.

Can I change my vote or revoke my proxy?

You can change your vote or revoke your proxy before the Meeting. You can do this by casting a later proxy through any of the available methods described above. If you are a shareholder of record, you can also revoke your proxy by delivering written notice of revocation to the Secretary of the Company, by presenting to the Company a later-dated proxy card executed by the person executing the prior proxy card or by attending the Meeting and voting in person. If you are a beneficial owner, you can revoke your proxy by following the instructions sent to you by your broker, bank or other agent.

How are votes counted?

Shares of common stock represented by properly executed proxy cards, or voted by proxy, by telephone or the Internet, and received in time for the Meeting will be voted in accordance with the instructions specified in the proxies. Unless contrary instructions are indicated in a proxy, the shares of common stock represented by such proxy will be voted FOR the election as Directors of the nominees named in this Proxy Statement, FOR the advisory vote on executive compensation, FOR voting on “Say on Pay” resolutions every 1 year, FOR the amendment to the 2011 Equity Incentive Plan and FOR ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm. If you grant a proxy (other than for shares held in our 401(k) savings plan), either of the officers named as proxy holders, Michael Touff and Joseph H. Fretz, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters that are properly presented for a vote at the Meeting or at any adjournment or postponement that may take place. If, for any unforeseen reason, any of our nominees is not available as a candidate for Director, the persons named as the proxy holder may vote your proxy for another candidate or other candidates nominated by our Board.

The trustee of the 401(k) savings plan will vote the number of shares of common stock allocated to each participant’s accounts as directed by the participant if the direction is received in time to be processed. The trustee will vote any shares with respect to which it does not receive timely directions so that the proportion of the shares voted in any particular manner on any matter is the same as the proportion of the shares with respect to which the trustee has received timely directions, unless contrary to ERISA.

The inspector of elections designated by the Company will use procedures consistent with Delaware law concerning the voting of shares, the determination of the presence of a quorum and the determination of the outcome of each matter submitted for a vote.

What are the voting requirements?

Each share of common stock issued and outstanding on the Record Date, other than shares held by the Company or a subsidiary, is entitled to one vote on each matter presented at the Meeting. As of the Record Date, approximately 51,614,254 shares of common stock were issued, outstanding and entitled to vote.

The Company's By-Laws provide that the holders of one-third of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum for transacting business at the Meeting. Shareholders who are present in person or represented by proxy, whether they vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, described below, also will be counted as present for purposes of determining whether a quorum exists.

The affirmative vote of the holders of a plurality of the shares of common stock present in person or represented by proxy and entitled to vote at the Meeting will be required for the election of a nominee to the Board of Directors (which means that the three nominees who receive the most votes will be elected).

The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Meeting is necessary to: (1) approve, on an advisory basis, the executive compensation practices disclosed in this proxy statement; (2) approve the amendment to the 2011 Equity Incentive Plan; and (3) ratify the appointment of the Company’s auditor. The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting will be required for advisory approval as to whether the non-binding advisory vote on executive compensation should be held every one, two or three years. Because your vote on executive compensation and on the frequency of the vote is advisory, it will not be binding upon the Company.

Rules of the New York Stock Exchange (“NYSE”) determine whether NYSE member organizations ("brokers") holding shares for an owner in street name may vote on a proposal without specific voting instructions from the owner. For certain types of proposals, the NYSE has ruled that the “broker may vote” without specific instructions and on other types of proposals the “broker may not vote” without specific client instructions. A "broker non-vote" occurs when a proxy is received from a broker and the broker has not voted with respect to a particular proposal. The proposal to ratify the selection of the auditor is a “broker may vote” matter under the rules of the NYSE. As a result, brokers holding shares for an owner in street name may vote on the proposal even if no voting instructions are provided by the beneficial owner. The other proposals are “broker may not vote” matters. As a result, brokers holding shares for an owner in street name may vote on these proposals only if voting instructions are provided by the beneficial owner.

The following table reflects the vote required for the proposals and the effect of broker non-votes, withhold votes and abstentions on the vote, assuming a quorum is present at the Meeting:

Effect of Broker Non-Votes,
Proposal	Vote Required	Withhold Votes and Abstentions
1. Election of Directors	The three nominees who receive the most votes will be elected.	Broker non-votes and withhold votes have no effect.
2. Advisory vote to approve executive compensation (Say on Pay)	Affirmative vote of the holders of a majority of the shares of common stock represented and entitled to vote at the Meeting.	Broker non-votes have no effect; abstentions have the same effect as a vote against the proposal.
3. Advisory vote on the frequency of an advisory vote to approve executive compensation	A plurality vote (the alternative with the most votes) of the holders of the shares of Common Stock represented and entitled to vote at the Meeting.	Broker non-votes and withhold votes have no effect.
4. Approval of an amendment to the 2011 Equity Incentive Plan	Affirmative vote of the holders of a majority of the shares of common stock represented and entitled to vote at the Meeting.	Broker non-votes have no effect; abstentions have the same effect as a vote against the proposal.
5. Selection of Auditor	Affirmative vote of the holders of a majority of the shares of common stock represented and entitled to vote at the Meeting.	Broker non-votes have no effect; abstentions have the same effect as a vote against the proposal.

Management and the Board of Directors of the Company know of no other matters to be brought before the Meeting. If any other proposals are properly presented to the shareholders at the Meeting, the number of votes required for approval will depend on the nature of the proposal. Generally, under Delaware law and our By-Laws, the number of votes required to approve a proposal is the affirmative vote of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Meeting. The proxy card gives discretionary authority to the proxy holders to vote on any matter not included in this Proxy Statement that is properly presented to the shareholders at the Meeting and any adjournments or postponements thereof. The persons named as proxies on the proxy card are Michael Touff, the Company's Senior Vice President and General Counsel, and Joseph H. Fretz, the Company’s Secretary and Corporate Counsel.

DELIVERY OF PROXY MATERIALS TO SHAREHOLDERS WITH SHARED ADDRESSES

The broker, bank or other nominee of any shareholder who is a beneficial owner, but not the record holder, of the Company's common stock may deliver only one copy of the proxy related materials to multiple shareholders sharing an address (a practice called "householding"), unless the broker, bank or nominee has received contrary instructions from one or more of the shareholders.

In addition, with respect to shareholders of record, in some cases, only one copy of the proxy related materials may be delivered to multiple shareholders sharing an address, unless the Company has received contrary instructions from one or more of the shareholders. Upon written or oral request, the Company will deliver free of charge a separate copy of each of the proxy related materials, as applicable, to a shareholder at a shared address to which a single copy was delivered. You can notify your broker, bank or other nominee (if you are not the record holder) or the Company (if you are the record holder) that you wish to receive a separate copy of such materials in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. The Company's contact information for these purposes is: M.D.C. Holdings, Inc., telephone number: (303) 773-1100, Attn: Corporate Secretary, 4350 South Monaco Street, Suite 500, Denver, CO 80237.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge to each person solicited by this Proxy Statement, upon the request of that person, a copy of our Annual Report on Form 10-K (without exhibits) for our most recent fiscal year. Please direct that request in writing to Investor Relations, M.D.C. Holdings, Inc., 4350 S. Monaco Street, Denver, Colorado 80237.

PROPOSAL ONE	ELECTION OF DIRECTORS

The Company's Certificate of Incorporation provides for three classes of directors (“Directors”) with staggered terms of office, to be divided as equally as possible. Directors of each class serve for terms of three years until election and qualification of their successors or until their resignation, death, disqualification or removal from office.

Our Board has eight members, consisting of three Class I Directors whose terms expire in 2019, three Class II Directors whose terms expire in 2017 and two Class III Directors whose terms expire in 2018. At the Meeting, three Class II Directors are to be elected to three-year terms expiring in 2020. The nominees for the Class II Directors are David D. Mandarich, Paris G. Reece III and David Siegel. All of the nominees presently serve on the Board of Directors of the Company. Based on the recommendation of the Corporate Governance/Nominating Committee, the Board approved the nomination of Messrs. Mandarich, Reece and Siegel for election as Class II Directors.

Certain information, as of February 24, 2017, the Record Date, with respect to Messrs. Mandarich, Reece and Siegel, the nominees for election, and the continuing Directors of the Company, furnished in part by each such person, appears below:

Name	Age	Independent	Positions and Offices with the Company and Other Principal Occupations	Committee Memberships
NOMINEES:				Audit	Compensation	Corporate Governance / Nominating
Class II: Terms Expire in 2017
David D. Mandarich	69		President and Chief Operating Officer of the Company
Paris G. Reece III	62		Private Investor and Community Volunteer	C
David Siegel	60		Partner, Irell & Manella LLP			C
CONTINUING DIRECTORS:
Class III: Terms Expire in 2018
Raymond T. Baker	66		President of Gold Crown Management Company and Co-Director of the Gold Crown Foundation	M	C
David E. Blackford	68		President, Chief Executive Officer and Chairman of the Board of California Bank & Trust			M
Class I: Terms Expire in 2019
Michael A. Berman	66		Chairman, Applied Capital Management
Herbert T. Buchwald	85		Principal in the law firm of Herbert T. Buchwald, P.A. and President and Chairman of the Board of Directors of BPR Management Corporation	M	M	M
Larry A. Mizel	74		Chairman of the Board of Directors and Chief Executive Officer of the Company

C = Chair; M = Member

The following is a brief description of the business experience during at least the past five years of each nominee for the Board of Directors of the Company and each of the continuing members of the Board. Their experience, qualifications, attributes or skills, set forth below, have led to the conclusion that each person should serve as a Director, in light of the Company’s business and structure.

None of the business organizations identified below (excluding the Company and HomeAmerican Mortgage Corporation) are affiliates of the Company. None of the continuing Directors or Director nominees holds, or has held during the past five years, any directorship in any company with a class of securities registered pursuant to Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act or registered as an investment company under the Investment Company Act of 1940.

Class II Directors: Terms Expire in 2017

David D. Mandarich Director Since: 1994

David D. Mandarich has been associated with the Company since 1977. He was elected President and Chief Operating Officer of the Company in June 1999, a position he currently holds. He previously had been elected Chief Operating Officer in March 1996, Co-Chief Operating Officer in September 1994 and Executive Vice President-Real Estate in April 1993. He was a Director from September 1980 until April 1989, and has been a Director continuously since March 1994. A skilled and experienced leader in the homebuilding industry, Mr. Mandarich provides the Board with the benefit of his judgment and his knowledge and understanding of the Company's homebuilding business and operations.

Paris G. Reece III Director Since: 2013 Committee Memberships:

Paris G. Reece III was formerly the Company’s Chief Financial Officer and Principal Accounting Officer, and retired on August 1, 2008. Since his retirement, Mr. Reece has performed consulting work and served in a volunteer position as the President of the Cancer League of Colorado, a leading non-profit organization that was established more than forty years ago to raise money for cancer research and patient care. He currently is the Chairman of the Audit Committee. As a Certified Public Accountant (Texas, retired), a former Chief Financial Officer and a highly respected person within the homebuilding industry, Mr. Reece is uniquely qualified to provide the Company with strong oversight of accounting and financial matters, as well as the operation of the Company's homebuilding and financial services businesses.

●	Audit Committee Chairman

David Siegel Director Since: 2009 Committee Memberships:

David Siegel has been a partner in the law firm of Irell & Manella LLP for more than twenty years, where he leads that firm's securities litigation practice and formerly was the firm's Managing Partner.  Mr. Siegel's law practice, for which he is nationally recognized, is concentrated on securities class actions, corporate governance, risk management, SEC reporting standards and regulatory compliance.  Mr. Siegel has chaired and is a frequent speaker at various seminars on securities litigation, class actions, and trial techniques.  He has been named by his peers as one of the "Best Lawyers in Commercial Litigation" in The Best Lawyers in America guide.  Mr. Siegel's knowledge and experience in corporate governance and litigation matters provide the Company with significant guidance and oversight.

●	Corporate Governance/Nominating Committee Chairman
●	Legal Committee

Class III Directors: Terms Expire in 2018

Raymond T. Baker Director Since: 2012 Committee Memberships:

Raymond T. Baker has served as President of Gold Crown Management Company, a real estate asset management company, from 1978 to present. He is the founder and has served as Co-Director of the Gold Crown Foundation since 1986. He also is a member of the Board of Directors of Alpine Banks of Colorado and Land Title Guarantee Company. Mr. Baker is currently serving as Chairman of the Board of the Denver Metropolitan Major League Baseball Stadium District and Chairman of the Board of the Metropolitan Football Stadium District (Denver). From February 2004 until May 2007, he served as a director of Central Parking Corporation. He has over thirty-five years of experience in the real estate and banking industries. His experience and knowledge of the real estate and banking industries directly complement and support the Company’s real estate activities and the financing of those activities.

●	Compensation Committee Chairman
●	Audit Committee

David E. Blackford Director Since: 2001 Committee Memberships:

David E. Blackford has over thirty-five years of experience in the banking industry. He is employed by California Bank & Trust (CB&T), a leading California banking institution and a division of ZB, N.A. Between 1998 and 2001, he was CB&T’s managing director, serving on the board of directors and the Senior Loan Committee for Real Estate Finance. In May 2001 he was appointed chairman, president and chief executive officer of CB&T, positions he currently holds. He also is an executive vice president of Zions Bancorporation, the parent company of ZB, N.A. Prior to 1998, he served as an executive officer in several financial institutions, including Bank One and Valley National Bank. His experience and knowledge of historic and current institutional real estate lending practices, the regulatory process and the volatility of the credit markets provide a unique perspective to the Board.

●	Corporate Governance/Nominating Committee
●	Legal Committee

Class I Directors: Terms Expire in 2019

Larry A. Mizel Chairman & CEO Director Since: 1972

Larry A. Mizel founded the Company in 1972 and has served as a Director and Chairman of the Board since its inception. He was appointed Chief Executive Officer of the Company in 1988, a position he currently holds. Mr. Mizel has provided the Company with leadership and judgment, serving as the Chief Executive Officer and Chairman of the Board of Directors, and working to further the long-term interests of the Company's shareholders. One of the most experienced leaders in the homebuilding industry, his knowledge and foresight provide the Board with invaluable guidance.

Herbert T. Buchwald Lead Director Director Since: 1994 Committee Memberships:

Herbert T. Buchwald is a principal in the law firm of Herbert T. Buchwald, P.A. and president and chairman of the board of directors of BPR Management Corporation, a property management company located in Denver, Colorado, positions he has held for more than the past five years. Mr. Buchwald has been engaged in the acquisition, development and management of residential and commercial real estate in Florida, New Jersey and Colorado, through both publicly and privately held ventures for more than forty years. As an attorney, he has been admitted to practice before federal and state trial and appellate courts in Florida and Colorado. In addition, he holds an accounting degree and formerly was a practicing Certified Public Accountant. The combination of his knowledge, experience and skills provide the Company with strong oversight of accounting, financial, regulatory and legal matters, as well as the operation of the Company's real estate businesses.

●	Legal Committee Chairman
●	Audit Committee
●	Compensation Committee
●	Corporate Governance/Nominating Committee

Michael A. Berman Director Since: 2006

Michael A. Berman has over thirty years of experience in the financial services industry. He is a member of Applied Capital Management, a private investment management firm located in Scottsdale, Arizona, and has served as its chairman from 2002 to date. From 2005 to 2006, he also served as the chief executive officer of First Ascent Capital, a financial services firm located in New York. From July 2006 until December 2008, he served as president and Chief Executive Officer of Real Estate Equity Exchange, Inc. (Rex & Co.), a financial services firm located in San Francisco, California. From January 1990 to March 1999, Mr. Berman was employed by The Nomura Securities Co., Ltd. (Tokyo) group of companies, where he held several senior executive positions, including that of President and CEO of Nomura Holding America Inc. and Chairman of Capital America, Nomura's commercial real estate lending subsidiary. Mr. Berman’s experience as a senior executive in corporate finance, in general, and the residential mortgage market, in particular, provide the Company with a valuable resource.

Unless otherwise specified, proxies will be voted FOR the election of Messrs. Mandarich, Reece and Siegel. Management and the Board of Directors are not aware of any reasons that would cause any of Messrs. Mandarich, Reece and Siegel to be unavailable to serve as Directors. If any of them become unavailable for election, discretionary authority may be exercised by the proxy holders named in the proxy to vote for a substitute candidate or candidates nominated by the Board of Directors.

The Board of Directors recommends a vote FOR the election of Messrs. Mandarich, Reece and Siegel as Directors.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors

During 2016, the Board of Directors held twelve meetings. The Directors also considered Company matters and participated in numerous communications with the Chairman of the Board of Directors and other officials of the Company wholly apart from the formal Board meetings.

The following table shows the frequency of the Board and Board committee meetings over the last three years:

	2016	2015	2014
Board of Directors	12	12	12
Audit Committee	11	11	11
Compensation Committee	7	9	13
Corporate Governance/Nominating Committee	5	5	8
Legal Committee	10	10	8

In 2016 – all of the Company's Directors attended 100% of the monthly meetings of the Board of Directors and the meetings of the committees on which they served.

Directors are expected to attend the Company's annual meeting of shareholders. To facilitate their attendance, the annual meetings typically are scheduled the same day as a monthly Board meeting. In 2016, all of the Directors attended the Annual Meeting.

Board Composition.

The Company’s Board is composed of Directors who provide diverse experience and talent to our Company. Twenty-five percent of the Directors have Board tenure of five years or less. The new Directors bring a fresh perspective to our Board’s deliberations. Recognizing their importance, our three newest Directors have been selected to serve as Chairmen of the Audit, Compensation and Corporate Governance/Nominating Committees. The remaining Directors continue to provide their knowledge, experience and understanding of the Company’s approach to balancing risk and reward inherent in the homebuilding industry, which is fundamental to achieving long-term shareholder value. The professional qualifications of the Directors include a diverse range of talents and experiences well-suited to guiding the Company in our challenging industry.

Our Board is Uniquely Qualified to Oversee Company Strategy
Real Estate Homebuilding Senior Leadership Risk Management Banking	Finance Accounting Legal Regulatory

Director Independence.

Each of Messrs. Raymond T. Baker, Michael A. Berman, David E. Blackford, Herbert T. Buchwald, Paris G. Reece III and David Siegel are independent. NYSE listing standards require that the Board be comprised of a majority of independent directors. SEC rules and NYSE listing standards require that audit committees be comprised solely of independent directors. NYSE listing standards also require that corporate governance/nominating committees and compensation committees be comprised solely of independent directors.

Under the NYSE listing standards, no director qualifies as "independent" unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The NYSE listing standards also require that, in determining the independence of any director who will serve on the Company’s Compensation Committee, the Board of Directors consider all factors specifically relevant to determining whether the director has a relationship with the Company that is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including the source of compensation of such director and whether the director is affiliated with the Company (or a subsidiary or affiliate of a subsidiary).

The Board has adopted standards of independence to assist in determining whether a director of the Company is independent. The standards are available on the investor relations section of the Company's website, www.mdcholdings.com.

The Company's Board of Directors has determined the independence of Directors based on a review conducted by the Corporate Governance/Nominating Committee. This determination included consideration of the deposit and payroll accounts the Company maintained at two subsidiary banks of Zions Bancorporation (“Zions”), of which Mr. Blackford is an officer. The Board also considered the participation by two of Zions’ subsidiary banks in the Company’s revolving credit facility, in which there are several lenders. Mr. Blackford had no direct or indirect material interest in the foregoing transactions and the Board concluded that the amounts involved were not significant.

With respect to the determination of Mr. Reece’s independence, the Board considered that, until his retirement on August 1, 2008, he was the Executive Vice President and Chief Financial Officer of the Company. Mr. Reece is serving in a volunteer position as president of a non-profit organization (Cancer League of Colorado), which has received charitable contributions from the MDC/Richmond American Homes Foundation and some Company officers. The Board concluded that the amounts involved were not significant.

The Board determined that each of Messrs. Raymond T. Baker, Michael A. Berman, David E. Blackford, Herbert T. Buchwald, Paris G. Reece III and David Siegel have no material relationship with the Company, each is independent under the NYSE listing standards and each meets the foregoing standards of Director independence adopted by the Board, including for Audit and Compensation Committee membership. The Board also determined that each of the foregoing Directors meets the independence standards for Audit Committee membership under the rules of the SEC. The Board also determined that each of Messrs. Baker, Berman, Buchwald and Siegel qualify as an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act. Additionally, Mr. Reece qualifies as a “non-employee director” and Mr. Blackford qualifies as an “outside director”.

Board Leadership and Risk Oversight.

Larry A. Mizel serves as Chairman of the Board of Directors and the Chief Executive Officer of the Company. Mr. Mizel, who founded our Company, has served for forty-four years and is the largest shareholder of the Company. He provides effective leadership and guidance in the development of the Company's risk profile, pursuit of its strategic goals and recognition of business opportunities that present themselves.

Herbert T. Buchwald serves as the Company's independent Lead Director. The independent Lead Director presides at the executive sessions of the independent Directors and his authority also includes approving the schedule of Board and Committee meetings and the agendas and topics to be considered at the Board and Committee meetings, coordinating the activities of the various Committees of the Board, advising the Chairman as to the quality, quantity and timeliness of the flow of information from management, and coordinating and developing the agenda for executive sessions of the Board's independent Directors. See “Lead Director” below.

The Board of Directors convenes on a monthly basis and is comprised of a majority of independent Directors. This independent majority and our regular governance practices, including periodic executive sessions of the independent Directors at which the Lead Director presides, provide an effective and independent oversight of management.

Our Board of Directors oversees the Company’s management and exposure to risk. The Board, itself and through its Committees, regularly discusses our material risk exposure, the potential impact on the Company and the efforts of management to manage the risks that are identified. In meetings with Company management, the head of the internal audit department and the external independent auditors, the Audit Committee reviews regulatory, financial and accounting risk exposure, reserves and the Company’s internal controls. The Corporate Governance/Nominating Committee, with the guidance of corporate and outside counsel, considers the risks associated with corporate governance. The Compensation Committee considers risks associated with the elements contained in the Company’s compensation programs. The Legal Committee considers the risks that arise from material litigation, regulatory issues and other legal issues. Each of our Committees generally report to the Board on a monthly basis.

For the foregoing reasons, the Company has determined that its leadership structure is appropriate.

Lead Director.

By vote of the independent directors, Herbert T. Buchwald, an independent member of the Board, was elected Lead Director. In his capacity as our Lead Director, Mr. Buchwald has the following responsibilities:

Presides at Board meetings if the Chairman and the Chief Operating Officer are not present;
Approves the schedule of Board and committee meetings and the agendas and topics to be considered at Board and committee meetings;
Approves information being sent to the Board;
Coordinates activities of the various Board committees;
Advises the Chairman as to the quality, quantity and timeliness of the flow of information necessary to permit the independent Directors to effectively and responsibly perform their duties;
Coordinates the agenda for and presides at executive sessions of the independent Directors;
Acts as a liaison between the independent Directors and the Chairman of the Board as needed;
Is available for communication and engagement with major shareholders;
Facilitates the process of conducting Committee and Board self-evaluations;
Promotes effective practices to achieve a high standard of corporate governance; and
Provides guidance to the committee chairmen and independent Directors in the performance of their duties.

A description of the role of the Lead Director is posted on the investor relations section of the Company's website, www.mdcholdings.com.

Board Committees and Related Matters

Audit Committee.

The Audit Committee of the Board of Directors, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, consists of Messrs. Baker, Buchwald and Reece, who serves as Chairman. Each member of the Audit Committee is "independent" and "financially literate" in the judgment of the Board of Directors, as defined in the listing standards of the NYSE and the rules of the SEC. In addition, the Board of Directors has determined that Mr. Buchwald is an "audit committee financial expert" as defined by applicable SEC regulations. The Board believes that his experience and qualifications described above under "Class I Directors" qualify him to act as the Audit Committee's audit committee financial expert.

The Audit Committee met eleven times during 2016. The organization, functions and responsibilities of the Audit Committee are described in the restated charter for the Audit Committee, which is posted on the investor relations section of the Company's website, www.mdcholdings.com. The Audit Committee's functions include: assisting the Board in its oversight of the Company's compliance with legal and regulatory requirements, oversight of the Company's external auditors, review of the Company's financial statements, review of the annual audit plan and results of the audit, review of any significant modification in accounting policies, oversight of the duties of the Company's internal audit department and discussion of policies with respect to risk assessment and risk management.

Compensation Committee.

The Compensation Committee consists of Messrs. Buchwald and Baker, who serves as Chairman. During 2016, the Compensation Committee met seven times. Each member of the committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE, and has been determined by the Board to qualify as an “outside director” under Section 162(m) of the code and as a “non-employee director” as defined in Rule 16b-3 of the Exchange Act. The Compensation Committee approves executive compensation plans, reviews salaries, bonuses and other forms of compensation for officers and key employees of the Company, establishes salary levels, benefits and other forms of compensation for employees and addresses other compensation and personnel matters as the Board of Directors from time to time may request. The organization, functions and responsibilities of the Compensation Committee are described in the Compensation Committee's restated charter, which is posted on the investor relations section of the Company's website, www.mdcholdings.com.

For a discussion of the Company's compensation philosophy and a description of the Company's processes and procedures for the consideration and determination of executive and director compensation, see the "Compensation Discussion and Analysis" below.

Scope of Authority of Compensation Committee

The Compensation Committee has the authority to oversee all employee compensation levels, including benefits. Its goal is to have the Company develop compensation levels that will attract, retain, reward and motivate employees, that are competitive with those prevailing in the marketplace and are consistent with shareholder interests. The Compensation Committee also administers the Company's equity and other compensation plans, as they may be amended from time to time. The Compensation Committee may delegate the day-to-day administrative duties of these plans to Company officers, employees and agents.

The primary components of the Company's executive compensation have been: a base salary, annual performance-based bonuses and equity-based, long-term incentive awards. The Compensation Committee also has discretionary authority to award other forms of executive compensation.

The Compensation Committee reviews and establishes the base salaries for the executive officers annually. The base salaries of Mr. Mizel, the Chief Executive Officer, and Mr. Mandarich, President and Chief Operating Officer, were established in accordance with their employment agreements with the Company. The base salaries for Mr. Martin, Senior Vice President and Chief Financial Officer, and Mr. Touff, Senior Vice President and General Counsel, were established in the Compensation Committee's discretion.

Annual bonuses may be awarded to the Chief Executive Officer and the President and Chief Operating Officer pursuant to the terms of the 2013 Executive Officer Performance-Based Compensation Plan, which was approved by the shareholders in 2013. Under the terms of that Plan, the Compensation Committee can only exercise negative discretion, and not positive discretion, regarding the amount of any awards payable under its terms. Annual bonuses for the Chief Financial Officer and General Counsel may be awarded based on each individual’s achievement of Key Performance Indicators (“KPIs”) established for his position.

The Compensation Committee also has discretionary authority to determine awards of stock options and/or restricted stock to the executive officers and may exercise that authority based on its subjective assessment and determination of the individual's performance, contributions to the Company and role in achieving the Company's results and objectives.

Historically, the Company's Board of Directors, and not the Compensation Committee, has exercised the authority to consider and determine Director compensation, including retainer and meeting fees. The Non-Employee Directors receive equity compensation pursuant to the M.D.C. Holdings, Inc. 2011 Stock Option Plan for Non-Employee Directors approved by the shareholders in 2011 and amended with shareholder approval in 2016 (the “2011 Director Plan”), under which each Non-Employee Director is granted an option to purchase 25,000 shares of common stock annually. The options are fully vested on the date of the grant and exercisable six months thereafter. In lieu of an option, each Non-Employee Director can elect in advance to receive a restricted stock award that would result in the same expense to the Company as the stock option. Each restricted stock award vests on March 1st of the following year.

Role of Executive Officers regarding Employee and Executive Compensation

Mr. Mizel and Mr. Mandarich, with the assistance of the Company’s human resources department, make recommendations to the Compensation Committee with respect to the structure of the compensation plans and proposals for compensation levels for Company employees, including executive officers. The resources and processes used in making these recommendations involve a review of employee performance with respect to established goals, and overall Company performance subjectively compared to other public homebuilders and the Company's business plan.

The Compensation Committee took these recommendations into account, together with a variety of other inputs, in its decision making process.

Corporate Governance/Nominating Committee.

The Corporate Governance/Nominating Committee consists of Messrs. Blackford, Buchwald and Siegel, who serves as Chairman. Each member of the committee is independent in the judgment of the Board of Directors, as defined in the listing standards of the NYSE. During 2016, the committee met five times. The organization, functions and responsibilities of the Corporate Governance/Nominating Committee are described in the committee's charter, which is posted on the investor relations section of the Company's website, www.mdcholdings.com. The functions of the Corporate Governance/Nominating Committee include development of and recommendations as to corporate governance principles and the Company's Code of Conduct, identification of individuals qualified to become Board members, the review of Director independence, the selection process for Director nominees and oversight of the self-evaluations of the Board and the Audit, Compensation and Corporate Governance/Nominating Committees. The organization, functions and responsibilities of the Committee are described in its charter, which is posted under the corporate governance documents on the investor relations section of our website, www.mdcholdings.com.

Procedures for nominating persons for election to the Board are contained in the Company's By-Laws and, accordingly, those procedures constitute the Company's policy with regard to the nomination and consideration of Director candidates recommended by shareholders. The Corporate Governance/Nominating Committee will consider candidates identified by shareholders following the procedures set forth in the By-Laws. There have been no changes to these procedures in the last year.

The By-Laws provide that nominations of persons for election to the Board of Directors may be made at a meeting of shareholders by any shareholder entitled to vote for the election of Directors and who complies with the notice procedures set forth in the By-Laws. Specifically, such nominations shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, a shareholder's notice shall be delivered to, or mailed and received at, the principal offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 75 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Such shareholder's notice shall set forth in writing:

(a)     as to each person whom the shareholder proposes to nominate for election or re-election as a Director:

(i)	the name, age, business address and residence address of such person;
(ii)	the principal occupation or employment of such person;
(iii)	the class and number of shares of the Company which are beneficially owned by such person; and
(iv)

any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors pursuant to Rule 14(a) under the Securities Exchange Act of 1934 and any other applicable laws or rules or regulations of any governmental authority or of any national securities exchange or similar body overseeing any trading market on which shares of the Company are traded.

(b)      as to the shareholder giving the notice:

(i)	the name and record address of the shareholder; and
(ii)	the class and number of shares of the Company beneficially owned by the shareholder.

The chairman of the meeting will determine whether or not the nomination was made in accordance with the foregoing procedure. If it was, the nomination will be considered. If it was not, the chairman will so declare and the defective nomination will be disregarded.

The Corporate Governance/Nominating Committee believes that all candidates for the Board, including candidates recommended by shareholders, should have experience in appropriate areas and disciplines and, ideally, will add to the experience of current Board members. While the Committee does not have a formal diversity policy, in identifying Director nominees and recommending candidates for nomination by the Board, the Committee considers and assesses, in addition to applicable requirements of law and of the NYSE, the diversity of the candidate's experience, qualifications and background including business experience, specific expertise, strength of character, judgment, and other factors (such as gender, ethnicity and age) deemed appropriate to contribute meaningfully to the boards Board’s capability to serve as effective, engaged stewards of shareholders’ interests. The Committee, as well as the full Board, understand that our long-term sustainable future depends on broadening our diversity in the boardroom and among the senior management team. Our current Board members are from various backgrounds and bring a valuable mixed set of skills providing a wide-ranging perspective on the issues important to our company. We anticipate future nominees will reflect the skills, experience and diversity needed to drive the business going forward. Other than for compliance with the procedures set forth in the By-Laws, there is no difference in the manner in which the Corporate Governance/Nominating Committee evaluates nominees for Director based on whether the nominee is recommended by a shareholder. At such times as may be appropriate, the Corporate Governance/Nominating Committee will lead the search for individuals qualified to become members of the Board, seeking candidates who have diversity of backgrounds, as well as experience with the ability to broaden the diversity of our Board being an advantage. The Committee has authority to engage search firms to identify candidates for nomination to the Board.

Corporate Governance Guidelines.

Upon the recommendation of the Corporate Governance/Nominating Committee, the Board of Directors adopted a set of corporate governance guidelines to implement requirements of the NYSE. These guidelines, as amended, are posted under the corporate governance documents on the investor relations section of the Company's website, www.mdcholdings.com.

Regularly Scheduled Executive Sessions of Independent Non-Management Directors.

The Company's corporate governance guidelines provide for the independent non-management Directors to meet at regularly scheduled executive sessions without management present. All six of the Company's non-management Directors are independent, as discussed above. The Lead Director presides at the executive sessions. In 2016, three executive sessions were held.

Corporate Code of Conduct.

For many years, the Company has had in place a Corporate Code of Conduct designed to provide that all persons associated with the Company, including employees, officers and Directors, follow the Company's compliance program and legal and ethical obligations and conduct themselves accordingly. The Company’s employees, officers and Directors receive annual training on the Corporate Code of Conduct. The Corporate Code of Conduct includes, among other things, a code of ethics for senior financial officers and Audit Committee complaint procedures, as required by the Sarbanes-Oxley Act and SEC regulations. The Corporate Code of Conduct, the code of ethics for senior financial officers and the Audit Committee complaint procedures for handling confidential complaints regarding accounting or auditing matters are posted under the corporate governance documents on the investor relations section of the Company's website, www.mdcholdings.com.

Legal Committee.

The Legal Committee consists of Mr. Buchwald, who serves as Chairman, and Messrs. Blackford and Siegel. All Legal Committee members are independent members of the Board of Directors. In 2016, the Legal Committee met ten times. The Legal Committee provides oversight and review of significant legal affairs of the Company, and it has been active in reviewing legal issues affecting the Company's business with the Company's inside and outside counsel. The organization, functions and responsibilities of the Legal Committee are described in the committee's charter, which is posted in the investor relations section of the Company's website, www.mdcholdings.com.

Asset Management Committee.

The Company has in place three Asset Management Committees ("AMC”) for reviewing real estate and corporate transactions. Each AMC is comprised of our Chief Operating Officer, Chief Financial Officer and one of our corporate officers. Each AMC generally meets weekly to review all proposed real estate transactions and other proposed non-real estate transactions at or above certain thresholds. Transactions that exceed certain thresholds also are reviewed by an executive committee of senior officers and the Board of Directors.

Committee Charters.

The Board of Directors has adopted a charter for the Audit Committee, designed to comply with the applicable requirements of the NYSE listing standards and SEC regulations. The Board of Directors also has adopted charters for the Compensation Committee and the Corporate Governance/Nominating Committee, designed to comply with the applicable requirements of the NYSE listing standards, and a charter for the Legal Committee. These charters are posted under the corporate governance documents on the investor relations section of the Company's website, www.mdcholdings.com.

Communications with the Board of Directors.

Shareholders and other interested parties may contact the outside Directors and the Board of Directors by sending communications directly to any of the following persons:

(1)	Herbert T. Buchwald, Lead Director, P.O. Box 24649, Denver, CO 80224, Fax Number: (303) 355-2240.

(2)	Paris G. Reece III, Chairman, Audit Committee, 4350 S. Monaco Street, Denver, CO 80237, Fax Number: (303) 660-3631.

(3)	David Siegel, Chairman, Corporate Governance/Nominating Committee, 1800 Avenue of the Stars, Suite 900, Los Angeles, CA 90067-4276.

Any communications that come within the purview of a Board committee and/or the Board will be forwarded to the committee chair and the Lead Director, as applicable.

Equity Ownership Guidelines for Non-Employee Directors.

In order to strengthen the financial alignment of the Company's Directors with the interests of the Company's shareholders, the Corporate Governance/Nominating Committee and the Board of Directors have established Equity Ownership Guidelines for Directors who are not employees of the Company. Under these guidelines, each Director is encouraged to acquire and maintain ownership of common stock with an acquisition value, measured at the time of acquisition, of not less than ten times the annual amount of the retainer paid for serving on the Board of Directors. The annual amount of the retainer currently is $60,000 resulting in a current stock ownership goal of $600,000 for those Directors who have not previously achieved the goal. The Directors who have not yet achieved the goal have agreed to retain the shares they acquire through restricted stock awards and the future exercise of stock options, net of taxes and any option exercise price, up to the number of shares necessary to achieve the goal. All Directors are in compliance with the Guidelines. Three of the six Non-Employee Directors have attained the stock ownership goal.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Ownership of Directors and Officers

Certain information, as of February 24, 2017, the Record Date, with respect to common stock beneficially owned by the Company's named executive officers, the nominees for election as Directors and the current Directors of the Company, furnished in part by each such person, appears below (unless stated otherwise, the named beneficial owner possesses the sole voting and investment power with respect to such shares). None of the shares beneficially owned by the executive officers and Directors have been pledged as security.

Name of Executive Officer/Director	Number of Shares of Common Stock Owned Beneficially [1]		Percent of Class [2]
Raymond T. Baker	109,400		*
Michael A. Berman	161,900		*
David E. Blackford	118,378		*
Herbert T. Buchwald	179,012		*
David D. Mandarich	4,542,552		8.6%
Robert N. Martin	69,113		*
Larry A. Mizel	8,151,267	[3]	15.4%
Paris G. Reece III	83,150		*
David Siegel	188,150		*
Michael Touff	339,265		*
All current executive officers and Directors as a group (10 persons)	13,942,187		25.3%

_________________________

* Represents less than one percent of the shares of common stock outstanding and entitled to vote.

1 Includes, where applicable, shares of common stock owned by related individuals or entities over whose shares such person may be deemed to have beneficial ownership. Also includes the following shares of common stock subject to options that are exercisable or become exercisable within 60 days of the Record Date at prices ranging from $19.95 to $39.72 per share: Raymond T. Baker 105,000; Michael A. Berman 141,750; David E. Blackford 105,000; Herbert T. Buchwald 157,500; David D. Mandarich 1,281,000; Robert N. Martin, 30,188; Larry A. Mizel 1,281,000; Paris G. Reece III 78,750; David Siegel 183,750; and Michael Touff 186,375. As a group, the executive officers and Directors had the right to acquire within 60 days of the Record Date by the exercise of options an aggregate of 3,550,313 shares of common stock. The exercise prices of many of the stock options are significantly higher than the current market value of our common stock, i.e. “underwater.” See the Outstanding Equity Awards at December 31, 2016 table below.

2 The percentage shown is based on the number of shares of common stock outstanding and entitled to vote as of the Record Date. All shares of common stock that the person or group had the right to acquire within 60 days of the Record Date are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other person or group.

3 Mr. Mizel has sole voting power and sole investment power over 1,368,173 shares and shared voting power and shared investment power over 6,783,094 shares.

Ownership of Certain Beneficial Owners

The table below sets forth information with respect to those persons (other than the officers/Directors listed above) known to the Company, as of the Record Date, to have owned beneficially 5% or more of the outstanding shares of common stock. The information as to beneficial ownership is based upon statements filed by such persons with the SEC under Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned Beneficially	Percent of Class [1]
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	5,436,883 [2]	10.5%
FMR LLC 245 Summer Street Boston, MA 02210	5,175,656 [3]	10.0%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	4,346,020 [4]	8.4%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	3,501,522 [5]	6.8%

______________________________________

1 The percentage shown is based on the number of shares outstanding and entitled to vote as of the Record Date.

2 Schedule 13G/A filed with the SEC on January 12, 2017 disclosed that: BlackRock, Inc. has sole voting power over 5,344,001 shares, shared voting power over no shares, sole dispositive power over 5,436,883 shares and shared dispositive power over no shares.

3 Schedule 13G/A filed with the SEC on February 10, 2017 disclosed that: FMR LLC has sole voting power over 1,111,311 shares, shared voting power over no shares, sole dispositive power over 5,175,656 shares and shared dispositive power over no shares.

4 Schedule 13G/A filed with the SEC on February 9, 2017 disclosed that: the Dimensional Fund Advisors LP has sole voting power over 4,178,106 shares, shared voting power over no shares, sole dispositive power over 4,346,020 shares and shared dispositive power over no shares.

5 Schedule 13G/A filed with the SEC on February 10, 2017 disclosed that: The Vanguard Group has sole voting power over 62,583 shares, shared voting power over 3,990 shares, sole dispositive power over 3,437,177 shares and shared dispositive power over 64,345 shares.

EXECUTIVE OFFICERS

Set forth below are the names and offices held by the executive officers of the Company as of the Record Date. The Board of Directors, after reviewing the functions performed by the Company's officers, has determined that, for purposes of Item 401 of SEC Regulation S-K, only these officers are deemed to be executive officers of the Company.

The executive officers of the Company hold office until their successors are duly elected and qualified or until their resignation, retirement, death or removal from office. Biographical information on Messrs. Mizel and Mandarich, who serve as Directors and executive officers of the Company, is set forth under "Election of Directors" above. Biographical information for Messrs. Martin and Touff is set forth below.

Name	Age	Offices Held as of February 5, 2016
Larry A. Mizel	74	Chairman of the Board of Directors and Chief Executive Officer
David D. Mandarich	69	President, Chief Operating Officer and a Director
Robert N. Martin	38	Senior Vice President, Chief Financial Officer and Principal Accounting Officer
Michael Touff	72	Senior Vice President and General Counsel

Robert N. Martin was appointed Senior Vice President, Chief Financial Officer and Principal Accounting Officer effective as of May 23, 2015. He joined the Company in 2002, and has since held a number of leadership roles within the Company. He previously served as Vice President – Finance and Business Development. In April 2013, he was promoted to the position of Vice President of Finance and Corporate Controller. Over the last five years, Mr. Martin has had direct oversight of the Company's division and corporate accounting, tax, investor relations and finance, planning and analysis functions. Additionally, he has served on all three AMCs and has performed a key role in the Company's capital markets activities. He is an officer, director or both of many of the Company’s subsidiaries. Mr. Martin received a bachelor’s degree in Accounting and Computer Applications from the University of Notre Dame and is both a Certified Public Accountant and a CFA Charterholder.

Michael Touff was appointed Senior Vice President and General Counsel of the Company in July 1999, having been appointed previously as Vice President and General Counsel in December 1994. From August 1992 through December 1994, he was an officer in the law firm of Ireland, Stapleton, Pryor & Pascoe, P.C. Prior to August 1992, Mr. Touff was an officer in the law firm of Holmes & Starr, a Professional Corporation. Mr. Touff also is an officer, director or both of several of the Company's subsidiaries.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis (this “CD&A”) discusses the compensation of our Named Executive Officers (“NEOs”) for fiscal year 2016. In 2016, our NEOs were as follows:

Named Executive Officers
Larry A. Mizel	Chairman and Chief Executive Officer (“CEO”)
David D. Mandarich	President and Chief Operating Officer (“COO”)
Robert N. Martin	Senior Vice President, Chief Financial Officer (“CFO”)
Michael Touff	Senior Vice President and General Counsel (“CLO”)

Over 40 Years of Shareholder Value Creation.

Our Company is one of the leading homebuilders in the United States. Founded in 1972, we have assisted over 190,000 homebuyers move into their new, quality Richmond American homes across the nation.

Our business consists of two primary operations: homebuilding and financial services. The homebuilding operation is comprised of wholly owned subsidiary companies that primarily construct and market single-family detached houses to first-time and first-time move-up homebuyers under the name “Richmond American Homes.” Our financial services operations support our homebuilding business.

We strive to generate sustainable long-term value for our shareholders, focusing on our core strength: designing, building and selling quality homes. Homebuilding is a cyclical, often unpredictable, industry. Our business strategy is distinctive among the publicly traded US homebuilders, maximizing risk-adjusted returns while minimizing the risks of excess leverage and land ownership – a strategy designed to outperform over the years.

Our strategy has been successful, generating superior returns over time: we are the only publicly traded homebuilder to have maintained both a consistent dividend and robust cash position over the last twenty years, including the recent 2007-2010 housing crisis. As a result of our long-term discipline and conservative asset management, we endured the financial and housing downturn better than virtually all of our peers with a balance sheet that reflected a strong credit profile, long-term maturity duration of debt, top quartile ratings and abundant liquidity.

The financial stability resulting from our operating strategy has enabled us to reward our shareholders with a consistent dividend program unmatched in the homebuilding industry.

Business Performance Overview.

Our founder and CEO, Larry A. Mizel, joined by COO, David D. Mandarich, have guided the Company for almost 45 years and 40 years, respectively. They are among the most experienced and highly respected executives currently serving in the U.S. homebuilding industry.

As a result of their leadership and resolve to enhance shareholder value, while mitigating risk and maintaining the financial integrity of the Company, we have experienced five years of steady and improving financial results following the severe homebuilding industry downturn.

We maintain a long-term focus and approach:

●

Consistent Industry Leading Dividends. Paid almost $50 million in cash dividends in 2016 (approximately 4.1% yield), extending our track record of reliable capital return to our shareholders to over 20 years and our annual $1-per-share dividend to over 10 years. Additionally, paid a special 5% stock dividend during the 2016 fourth quarter.

●

Increased Order Backlog and Home Orders. Backlog dollar value increased 31% year-over-year to $1.38 billion, with unsold homes inventory declining by 25% and net new home orders value increasing 12% in 2016.

●

Total Shareholder Return Improved. Our one-year total shareholder return improved to 10.2% in 2016, increasing our peer group ranking to the 65th percentile of our 11 peers. Our three-year total shareholder return places us at the 58th percentile of our 11 peers.

●	Strong Financial Results – Top and Bottom Line
o	Home sale revenues of $2.26 billion, up 22% year-over-year
o	Pre-tax income of $151.8 million, up 50% year-over-year
o	Return on equity (pre-tax) of 12.1%, up 380 bps from 8.3%

Our Approach to Compensation: Aligning Pay with Performance.

Our compensation program is designed to align executive pay with the drivers of long-term value creation and reward execution of our strategic program.

The annual incentive and long-term compensation programs for our CEO and COO are 100% performance-based utilizing our annual and long-term business goals and predetermined challenging metrics tied to the drivers of our long-term shareholder value.

2016 Shareholder Outreach and Say-on-Pay Vote.

Our Compensation Committee is committed to improving our executive compensation programs and modifying them as necessary to maintain the alignment of our executives’ and shareholders’ interests. Following the 2016 annual shareholders meeting, at which our say-on-pay proposal received less than a majority, our Compensation Committee recognized the imperative to address shareholder concerns and develop a program that aligns the executives’ compensation with the drivers of our business commensurate with the expectations of our shareholders.

In order to obtain a better understanding of our shareholders’ perspectives, our independent Lead Director, joined with our CEO and CFO, engaged in an extensive outreach effort to confer with them. Following the annual shareholder meeting, they solicited appointments with shareholders holding greater than 50% of the Company’s independent outstanding shares and engaged in actual face-to-face meetings with shareholders holding 40% of the independent outstanding shares of the Company. As a result, and to the extent information was publicly available, we had the opportunity to familiarize them with our unique business strategy as it relates to our peer group, share views on the structure of our executive compensation program, and discuss governance issues and our strategy to generate sustainable long-term shareholder value. The insightful feedback from this extensive outreach effort, along with input from meetings held prior to the 2016 annual shareholders meeting, was shared with the Board and incorporated into our considerations for modifying our executive compensation programs.

2016 Executive Compensation Program Refinements.

Our Compensation Committee frequently reviews our compensation programs in light of our business strategy, peer group practices and shareholder feedback. Based on these considerations, and to further strengthen our executive compensation program and support our Company’s strategy, our Compensation Committee approved the below refinements to our executive compensation program.

Shareholder Feedback and Corresponding Modifications to Executive Compensation Program
What We Heard	How We Responded
Eliminate Use of Stock Options in Favor of Performance Shares

   Eliminated non-qualified stock options from 2016 executive compensation program and replaced them with performance share units that are based on predetermined financial metrics and subject to three years of performance vesting

Include Metrics-Based Performance Vesting Requirements in the Long-Term Incentive Program	Added performance metrics to performance share units under the long-term incentive program to align with long-term profitable growth, including home sale revenues and gross margin from home sales
Lengthen Performance Periods	Set minimum vesting requirement for the 2016 performance share unit awards at three years, and set cumulative targets over the full three years
Eliminate Feature that Potentially Allowed for Accelerated Vesting of Awards in the event of Strong Performance	Eliminated feature that allowed for shares to vest if closing share price is 120% of exercise price in any 20 out of 30 consecutive trading days
Further Align CEO Pay with Company Performance	Restructured CEO long-term incentive program to more closely align with Company performance CEO compensation decreased year-over-year from 2015 to 2016 by approximately 27%

2016 Compensation Alignment to Performance.

The Compensation Committee has developed a compensation program that aligns with our executive compensation philosophy for retention and reward while also maintaining a strong pay-for-performance structure by incentivizing executives to drive both short- and long-term performance.

As the following chart illustrates, our incentive compensation plans are working as intended, as evidenced by the gap between our CEO’s reported and realized compensation over the last three years.

“Realized Compensation” includes (a) base salary, (b) actual cash bonus earned for the applicable year, (c) the value on vesting of restricted shares that vest during the year, (d) the value realized from the exercise of stock options during the year, and (e) all other compensation paid (or earned) during the applicable year (which is included in the “All Other Compensation” column of the Summary Compensation Table for the applicable year). To supplement SEC-required disclosures, the chart above shows compensation actually realized by our CEO, as described above. Realized compensation differs substantially from total compensation, as defined by the SEC, and is not a substitute for the amounts reported as SEC total compensation.

Compensation Governance Best Practices.

In order to continue to provide long-term value to our shareholders, our Compensation Committee is committed to maintaining independent and thorough oversight of our executive compensation program and the following governance best practices are key to achieving this goal.

Compensation Governance Best Practices
Executive compensation program design and refinements incorporate shareholder feedback
Significant CEO pay is performance based and at risk
Compensation Committee sets rigorous targets and metrics
Compensation Committee performs thorough assessment of Company and individual performance
100% of Compensation Committee is independent
Compensation Committee works with an independent compensation consultant
Executives are subject to significant stock ownership guidelines
Company maintains policies prohibiting hedging Company stock
Clawback policy authorizes Company to recover compensation under certain circumstances
Vesting of non-equity under CEO and COO employment agreements is subject to double trigger change-in-control provisions

Executive Compensation Program: Plan Design & Components

Key Goals and Objectives.

The Compensation Committee aims to design a compensation program that rewards and retains talented executives while motivating them to drive short- and long-term performance. We believe that our ability to retain and motivate our executive officers with their exceptional skills, experience and capacity to succeed in our competitive industry has been essential to the success of our Company and a significant factor in creating long-term value for our shareholders.

Our compensation program reflects the above philosophy and, additionally, prioritizes the following:

●	Attracting and retaining talented executives and encouraging their long-term service and loyalty
●	Supporting our long-term business goals and driving performance by closely aligning our compensation metrics and goals with our long-term growth strategy
●	Maintaining a firm link between our executives’ and shareholders’ long-term interests
●	Prioritizing growth, risk management and financial stability
●	Reflecting shareholder feedback in the compensation program design and related considerations

Components of Executive Compensation.

The Compensation Committee designed our compensation program to support the drivers of value and shareholder return over the long-term. It’s comprised of three primary elements: (i) base salary, (ii) annual incentive award; and (iii) long-term incentive award.

Compensation Component	Description	Purpose	Key Characteristic
Base Salary

Cash compensation based on executive officer’s role and employment agreement, if any. Salary levels are evaluated annually and may be adjusted for length of service, competitive considerations or recognition of a change in responsibilities.

		● Provide financial certainty and stability ● Attract and retain executive talent ● Recognize experience, length of service, competitive market conditions and individual performance	Fixed
Annual Incentive Award

Each year the Compensation Committee approves awards for the CEO and COO, and establishes Key Performance Indicators (“KPIs”) for the CFO and CLO. The Compensation Committee determines the extent to which an award is earned and the amount of such award is based on individual and Company performance against pre-established goals.

		● Motivate executive officer to achieve key annual goals and position the Company for long-term success ● Reward executive officer for individual performance and overall Company performance	Variable
Long-Term Incentive Award	Each executive officer is eligible to receive an award at the discretion of the Compensation Committee based upon long-term performance potential.	● Provide an incentive for executive officers to achieve long-term sustainable success for the Company and to promote shareholder value ● Attract, motivate, reward and retain executive talent	Variable

The net effect of our pay design is that both for the CEO and the other NEOs, the lion’s share of total direct compensation is at risk, and dependent on performance.

Fixed Compensation.

Base Salary

The Compensation Committee sets executive officer base salaries at a level that reflects the competitive market for these roles as well as each individual’s performance, skills and experience. In 2016, the Compensation Committee determined to maintain CEO, COO and CLO base salaries unchanged from their 2015 levels. In light of exceptional performance and an increased level of responsibility, the Compensation Committee approved a $25,000/year increase to the CFO’s base salary.

Variable and Performance-Based Compensation.

Annual Incentive Compensation

Our annual incentive compensation program is designed to retain, motivate and reward the CEO and COO for their respective contributions in achieving the Company’s annual financial goals by focusing their attention on the following key economic drivers: return on equity, home sale revenues, pre-tax earnings per share, backlog and EBITDA, which is based on the calculation of “Consolidated EBITDA” pursuant to the Company’s Second Amendment to the Credit Agreement dated as of December 18, 2015. Significant year-over-year performance is essential to our short-term financial results and, ultimately, our long-term success.

Chief Executive Officer and Chief Operating Officer.

Annual Bonus Calculation Formula: Links to Key Metrics

The Compensation Committee believes there should be a substantial link between long-term shareholder value and return on equity. As such, the 2016 performance goal included a condition precedent for any bonus earned by requiring a minimum consolidated pre-tax return on beginning equity to exceed 6.0% (the “ROE Condition”). The actual ROE was 12.1%, satisfying the ROE Condition, and as such, the CEO and COO were each eligible for a $1 million bonus.

Once the ROE Condition was met, the CEO and COO each had the opportunity to earn additional bonuses (the “Additional Bonus Opportunity”) as follows, subject to a maximum of $3.5 million:

2016 CEO and COO Annual Bonus Performance Results: Financial Metrics

Based in part on shareholder feedback, the additional annual incentive for the CEO and COO for 2016 was based on four distinct sets of financial goals, as set forth below. The Committee believes that achievement of these goals, in concert, is important for long-term shareholder value creation.

The targets and maximums set forth below represent an improvement over 2015 performance.

Home Sale Revenues	Bonus (Thousands)	Goal ($ in millions)	Pre-Tax EPS	Bonus (Thousands)	Goal [1]
Max	$900	$2,151	Max	$900	$2.38
Target	$750	$1,999	Target	$800	$2.17
Threshold	$600	$1,848	Threshold	$600	$1.96

Backlog	Bonus (Thousands)	Goal (homes)	EBITDA	Bonus (Thousands)	Goal ($ in millions)
Max	$900	2,832	Max	$1,000	$236
Target	$750	2,582	Target	$800	$221
Threshold	$600	2,332	Threshold	$600	$206

1 As a result of the stock dividend distributed during 2016 the max, target and threshold pre-tax EPS were each adjusted by 5%.

The appropriateness of the categories selected for 2016, along with maximum, minimum and target goal amounts, were carefully considered by the Compensation Committee given the Company’s emphasis on prioritizing growth, risk management, financial stability and pursuit of long-term value. Specifically, with respect to the Home Sale Revenues, Pre-Tax Diluted EPS, Backlog and EBITDA goals, the minimum performance criteria was established based on the prior year actual performance with target and maximum levels based on the 2016 Business Plan.

The 2016 Business Plan was developed by the CEO, COO and CFO from the “ground up” utilizing (i) forecasts submitted by the presidents for each of the Company’s homebuilding divisions detailing their operational projections for each of their divisions’ communities, (ii) the forecast submitted for the mortgage company by its president; and (iii) forecasts from the CFO regarding the insurance companies, any other income producing divisions of the Company, and all the corporate general and administrative departments. The 2016 Business Plan was reviewed by the Board. The process of developing the business plan incorporates a disciplined evaluation of risks identified by management and the Board to establish a reasonable range of potential performance goals for the year including general economic conditions, fluctuations in interest rates, variations in projected mortgage lending programs, the availability and cost of capital, the availability and acquisition cost of land, materials and contractors in the homebuilding operations, potential for shortages and the increased cost of labor, and increased governmental regulation, including the adverse interpretation of tax, labor and environmental laws.

Maximum performance goals were established to reflect outstanding performance in light of the risks and market conditions anticipated in 2016.

Based on the achievements in these categories, and considering application of a maximum cap established by the Compensation Committee, both the CEO and COO were eligible for $3.5 million related to the Additional Bonus Opportunity as described further below.

Performance Goal	Actual Performance	Performance Required at Maximum[1]	Bonus Earned
Home sale revenues	$2,257 million	$2,151 million	$900,000
Pre-tax EPS	$2.96	$2.38	$900,000
Backlog	2,884 homes	2,832 homes	$900,000
EBITDA	$264 million	$236 million	$1,000,000

1 As a result of the stock dividend distributed during 2016 the performance required at maximum pre-tax EPS was adjusted by 5%.

2016 CEO and COO Annual Bonus Performance Results: TSR Modifier

The calculation of the Additional Bonus Opportunity was subject to modification based on the Company’s 2016 total shareholder return (“TSR”) relative to its homebuilder peer group (as defined in this Proxy Statement) as set forth below, and adjusts the Additional Bonus Opportunity higher or lower based on performance relative to our homebuilder peers, but not to exceed $3.5 million.

TSR Ranking	TSR Modifier
≥75th percentile	1.2x
Greater than or equal to 50th percentile but less than 75th percentile	1.1x
Greater than or equal to 25th percentile but less than 50th percentile	1.0x
Less than 25th percentile	0.9x
2016 TSR Modifier:	1.1x
Total Incentive Bonus x 2016 TSR Modifier	$3,700,000 x 1.1 = $4,070,000
Lesser of $3.5 million or the calculated amount	$3,500,000

2016 CEO and COO Annual Incentive Bonus: Outcomes

In 2016, the Company performed at the 64th percentile of our homebuilder peer group. As such, a multiplier of 1.1x was applied, subject to a Bonus Cap (as defined below), and both the CEO and COO earned, in addition to $1,000,000 for satisfying the ROE Condition, a bonus of $3,500,000.

Bonus Payment Cap

The calculation of the 2016 Annual Bonus Incentive was subject to a $4.5 million cap (the “Bonus Cap”) established by the Compensation Committee based on guidance from its Compensation Consultant taking into account each executive’s historic compensation, reference to executive compensation being awarded to the Company’s peer group and feedback from its shareholders.

The award provided that any bonus earned in excess of $3.6 million would be paid in restricted stock shares vesting in equal amounts on each of December 31st of 2019, 2020 and 2021. The Compensation Committee believes that remuneration of a portion of the bonus in form of restricted stock serves as a retention tool and reflects the alignment of interests between the CEO/COO and other shareholders.

The restricted stock bonus was actually granted in 2017 and therefore was not included in each executive’s Total Compensation for 2016. However, the $1,000,000 restricted stock bonus relating to 2015 performance was granted in 2016 and, therefore, is included in each executive’s Total Compensation for 2016.

Chief Financial Officer and General Counsel.

The CFO and CLO positions are primarily responsible for accounting, finance, legal and regulatory compliance and, in the judgment of the Compensation Committee, their incentive compensation should not directly depend on the Company’s financial performance. Instead, the CLO and the CFO were awarded a bonus opportunity measured by specific Key Performance Indicators (“KPIs”) established by the Compensation Committee, their attainment and a bonus payment commensurate with a percentage of their base pay. The Compensation Committee consults with the CEO and COO with regard to their achievements. For 2016, the Compensation Committee established the following KPIs:

Chief Financial Officer

●	Shareholder relations management and oversight
●	Timely and accurate handling of financial regulatory filings
●	Oversight of accounting, finance and treasury functions, including capital markets and bank financing transactions, if applicable
●	Successful completion of special projects

General Counsel

●	Litigation management
●	Regulatory compliance
●	Successful completion of special projects
●	Oversight of risk management

The KPIs were weighted equally, with bonus amounts based on the level of the performance they achieved:

●	A target bonus of 100% of base salary if the Compensation Committee determined that each KPI was achieved.
●	A maximum bonus of 200% of base salary if the Compensation Committee determined that each KPI has been exceeded at a level doubling the targeted performance.
●	Proportionate bonus levels as a percentage of base salary to the extent some KPIs were partially achieved or exceeded.

Based on its evaluation of performance relative to the established KPIs, the Compensation Committee awarded Mr. Martin and Mr. Touff 2016 annual incentive bonuses of $500,000 and $400,000, respectively.

Long-Term Incentive Compensation

Changes to 2016 Long-Term Incentive Structure

In response to shareholder feedback, the Compensation Committee redesigned the long-term incentive compensation program for 2016.

For the CEO, COO and CFO, the Compensation Committee replaced the award of stock options with performance stock units (“PSUs”) that only vest upon achievement of pre-determined challenging performance goals assuring alignment of pay-for-performance. The PSUs vest over a three-year period corresponding with shareholders’ long-term interests. Unlike the 2015 stock option grants, the 2016 PSUs did not include an accelerated vesting provision.

The modified structure is 100% performance-based designed to retain, motivate and reward our executive officers for achieving our strategic long-term objectives by linking incentives to key drivers of the Company’s economic growth.

Performance Stock Units: Metrics

Executives will receive the PSU awards if they meet the challenging financial and operating goals which have been established to improve our long-term performance.

Long-Term Incentive Metrics
Metric	Link to Value Drivers
Home Sale Revenues	Home sale revenues are an industry standard directly linked to the Company’s financial stability and revenue growth
Minimum Gross Margin from Home Sales Threshold	Gross margin is an industry standard that investors use to gauge the strength of our business as a measure that costs are being managed effectively

2016 Long-Term Incentive Compensation Awards

The awards will be earned based upon the Company attaining an average increase in home sale revenues (“Revenue”) over a three-year period commencing July 1, 2016 and ending June 30, 2019, while maintaining a minimum average gross margin from home sales (excluding impairments) of at least fifteen percent (15%).

2016 Long-Term Incentive Compensation Target-Setting Process

The Compensation Committee set clear, ambitious, long-term revenue growth targets over a three-year period. In determining the appropriate targets, the Compensation Committee considered the Company’s long-term strategic plan, historic performance, peer group performance, anticipated broader business, market conditions and the Company’s current backlog.

The Target Goal was established for each award was based on the Company achieving a three-year average increase in Revenue over the period commencing July 1, 2015 and ending June 30, 2016 (the “Base Period”) of at least 10% but less than 20%. The Threshold Goal was based on a three-year average increase in Revenue over the Base Period of at least 5% but less than 10%. The Maximum Goal was based on a three year average increase in Revenue over the Base Period of 20% or more.

2016 Long-Term Incentive Program
Performance Metric	Base	Threshold	Target	Maximum
Gross Margin from Home Sales	15% Average Gross Margin from Home Sales requirement
Home Sale Revenue (‘000s)	$1,974,787	$2,073,527	$2,172,266	$2,369,745

Upon the Company satisfying the gross margin from home sales precondition, the following shares of Company stock would be awarded depending on the Revenue performance to Base Period achieved:

Executive	Target	Threshold	Maximum
CEO/COO	100,000 shares	50% of Target	200% of Target
CFO	25,000 shares	50% of Target	200% of Target

Peer Data and Benchmarking to the Market

The Compensation Committee utilized peer data as a reference when it considered the incentives and compensation plan design. It was not employed for benchmarking purposes. Rather, the peer group information was considered for broad subjective comparisons and not as an objective metric.

Homebuilder Peer Group Companies (the “Peer Group”)
Lennar Corporation	D.R. Horton, Inc.	CalAtlantic Group, Inc.
Toll Brothers, Inc.	Hovnanian Enterprises, Inc.	KB Home
M/I Homes Inc.	NVR, Inc.	PulteGroup, Inc.
Meritage Homes Corporation	Beazer Homes USA, Inc.

The Compensation Committee chose these companies for their parallels to MDC's core business and markets, recognizing that their corporate structure, business strategies and risk profile may significantly vary from those of our Company. While competing in the homebuilding business throughout the country for land acquisitions, sales and executive personnel, significant differences between MDC and the Peer Group include (1) MDC’s exceptional strategic focus on risk management, including its land-light operating model and conservative utilization of leverage, (2) senior management’s high percentage of stock ownership – they beneficially own approximately 24.1% of the Company’s outstanding stock, the highest among the Peer Group and (3) the Company’s annual dividend yielding approximately 4.0%, far exceeding the closest Peer Group member.

The Compensation Committee refers to the Peer Group not only for compensation purposes, but also for business model and risk evaluation purposes, as discussed in more detail, below.

Role of Compensation Committee and Management

The Compensation Committee conducted a series of meetings beginning in October 2016 and continuing through February 2017, at which time the Compensation Committee developed its determinations regarding 2016 executive officer compensation. The following table summarizes the roles of the Compensation Committee, the Consultant and management in formulating their decisions on executive officer compensation:

Responsible Party	Roles and Responsibilities
Compensation Committee of the Board of Directors The Compensation Committee currently is comprised of Independent Directors and reports to the Board.

● Oversees all executive officer compensation levels, including benefits, having a goal to maintain compensation levels that are comparable to the marketplace and in conformity with shareholder interests.

● Administers the Company's current equity and other compensation plans and any additional plans adopted by the Company.

● Reviews and approves corporate goals and objectives relevant to CEO compensation.

● Evaluates the CEO's performance in light of set goals and objectives, and determines and approves the CEO's compensation level based on this evaluation.

● Has authority to determine and approve non-CEO compensation.

● Makes recommendations to the Board with respect to incentive-compensation plans and equity-based plans.

● Develops a compensation committee report on executive compensation as required by the SEC to be included in the Company's annual proxy statement or annual report on Form 10-K filed with the SEC.

Consultant to the Compensation Committee

Compensation & Benefit Solutions, LLC, as an independent Consultant, retained directly by the Compensation Committee, that provides consulting advice on matters of governance and executive compensation.

● Provides advice and guidance on the appropriateness and competitiveness of our compensation programs relative to Company performance and market practice.

● Performs all functions at the direction of the Compensation Committee

● Attends Compensation Committee meetings (including executive sessions, as required).

● Provides advice and guidance regarding governance issues bearing on the executive compensation determinations.

● Provides market data, as requested.

● Consults on various compensation matters and compensation program designs and practices.

● Conducts an assessment of the risks arising from our compensation programs.

● Confers with the CEO on behalf of the Compensation Committee concerning compensation, incentives and goals for other NEOs.

● Assists in selection of the Company’s peers.

Chairman and CEO With the support of other members of the management team.

● Reviews performance of the other executive officers and makes recommendations to the Compensation Committee with respect to their compensation.

● Confers with the Compensation Committee concerning design and development of compensation and benefit plans for Company employees.

Role of the Independent Compensation Consultant

The Compensation Committee has the authority to retain outside counsel, consultants and other advisors to assist it in evaluating compensation or in otherwise discharging its duties and responsibilities. After consideration of independence factors as required by the NYSE, the Compensation Committee engaged Compensation & Benefit Solutions, LLC (the “Consultant”) to advise the Compensation Committee regarding the structuring of executive compensation for 2016 and the compensation disclosures to be included in this proxy statement. The Consultant also assisted the Compensation Committee in determining appropriate peers for purposes of comparing (but not benchmarking) market compensation, and provided other related services.

The Consultant has not provided any services to the Company other than the services provided to the Compensation Committee. After considering, among other matters, the absence of any business or personal relationship between the Consultant and any member of the Compensation Committee or any executive officer of the Company, the Compensation Committee has concluded the Consultant’s services would not raise any conflicts of interest.

Other Compensation Considerations

Stock Ownership Guidelines

The Company’s executive officers as a group have historically maintained a high percentage of ownership of Company stock, especially when compared against other companies in the homebuilding industry. For example, Messrs. Mizel, Mandarich, Martin and Touff beneficially own shares totaling approximately 24.1% of the Company’s shares. See Beneficial Ownership of Common Stock – Ownership of Directors and Officers, above.

Nonetheless, in response to feedback received from the investor community, the Company has adopted formal equity ownership guidelines for the executive officers in order to expressly promote their continued short- and long-term financial alignment with the interests of the shareholders of the Company. Under the guidelines, each executive officer is encouraged to acquire and maintain ownership of common stock of the Company having an acquisition value of not less than the following multiple of the executive officer’s base annual salary:

Executive Officer	Multiple
CEO	5X
COO	5X
All Others	1X

To expedite achievement of the goal set forth above, each executive officer who has not yet achieved the goal agrees to retain the shares they acquire through restricted stock awards and the future exercise of employee stock options, net of taxes and any option exercise price, up to the number of shares necessary to achieve the goal. Messrs. Mizel, Mandarich, Martin and Touff have all achieved and maintain the stock ownership goal.

Anti-Hedging and Anti-Pledging Policies

Our Directors and executive officers are prohibited from acquiring an interest in financial instruments intended to hedge or offset any decrease in the market value of the Company’s stock held directly or indirectly by that person. They also are required to inform the Company’s compliance committee and obtain pre-clearance prior to purchasing Company stock on margin, margining Company stock or pledging Company stock as collateral for a loan.

Clawback Policy

In January 2015, based in part on shareholder feedback, the Corporate Governance/Nominating Committee approved a “Clawback” Policy. The Company’s Clawback Policy authorizes the Company to recover compensation previously paid to executive officers of the Company that was based upon any metric contained in a financial statement that was filed with the U.S. Securities and Exchange Commission during the Company’s then-current fiscal year or during one of the three prior fiscal years, which metric was materially restated.

Compensation and Risk Management

As part of its annual risk assessment, the Compensation Committee reviews the Company’s compensation policies and practices to confirm that the programs are designed in a manner that does not motivate individuals or groups to take risks reasonably likely to have a material adverse effect on the Company. Based on the Compensation Committee’s annual risk assessment, the Company believes that its compensation policies and practices for its employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company, and that such policies and practices are designed with strong oversight mechanisms in place.

Tax Considerations

Pursuant to Section 162(m) of the Internal Revenue Code, the Company can deduct certain compensation paid to our CEO and the three other most highly paid executives (excluding our CFO) if compensation in excess of $1 million is performance-based. We have structured our Annual and Long-Term Programs with the intention of meeting the requirements for deductibility under Section 162(m) of the Internal Revenue Code, and we believe that in 2016 all compensation paid to our CEO in excess of $1 million was performance-based.

Medical Insurance Benefits

Under the terms of their respective employment agreements, each of the CEO and COO is entitled to medical insurance benefits for the duration of his life (described in more detail below under “Employment Agreements”).

Other Compensation

In 2016 our executive officers also received compensation in the form of 401(k) employer contributions, incremental travel expenses incurred by the Company in support of not-for-profit organizations (as approved by the Board) and cell phone allowances.

The Board has determined that it is in the best interests of the Company for its CEO and its COO to use the Company's aircraft for non-Company purposes, when the aircraft is not being employed in the ordinary course of Company business. The CEO and the COO reimburse the Company for their non-Company use of the aircraft.

The objective of these benefits is to provide amenities to the CEO and COO that allow them to more efficiently utilize their time and to support them in effectively contributing to the success of the Company.

EMPLOYMENT AGREEMENTS

Messrs. Mizel and Mandarich

The Company entered into employment agreements with Mr. Mizel and Mr. Mandarich, which have been amended over time and most recently as of October 18, 2013. The agreements provide for the executives' continued employment with the Company: Mr. Mizel as Chairman and Chief Executive Officer, and Mr. Mandarich as President and Chief Operating Officer. The agreements specify a minimum base salary, incentive compensation and medical benefits during the executive's employment as well as medical benefits upon the executive's retirement, disability or termination.

On March 8, 2012, the employment agreements were amended to provide a double trigger on the non-equity vesting portions of the agreements’ change-in-control provision and to increase the percentage threshold in the change-in-control definition from 20% to 50%.

On October 18, 2013 the Company reached agreements (collectively, the “Second Amendments”) with the CEO and COO for the early termination, as of June 30, 2013, of the non-qualified retirement benefits contained in their respective employment agreements.

Material terms of the employment agreements are summarized below.

Employment Term: The agreements automatically extend for two-year terms unless (1) the Company or the executive elects to terminate by six months written notice, or (2) the executive is terminated earlier. Neither party has given notice of termination.

Base Salaries: Mr. Mizel's base salary may not be less than $1,000,000 per year. Mr. Mandarich's base salary may not be less than $830,000 per year. The base salary for the executive may only be reduced below his prior year's base salary with the consent of the executive and the Company.

Incentive Compensation: The Company pays the executive annual incentive compensation pursuant to incentive compensation plans, which are performance-based. Details of the incentive plans are described more fully in the "Compensation Discussion and Analysis" section above.

Medical Insurance Benefits: The Company provides medical insurance benefits to Messrs. Mizel and Mandarich for the duration of their lives. This applies to each of them while he is employed and for the rest of his life after employment. The medical insurance coverage and benefits are at least comparable to those provided to the executive at the time the agreement was signed. The medical insurance benefits also provide comparable coverage for the executive's spouse for the duration of the executive's life and, if she survives the executive, for an additional sixty months after his death.

With the approval of Messrs. Mizel and Mandarich, the supplemental health insurance coverage previously provided to them was terminated at the end of 2010.

Long-Term Disability Benefits: The Company will provide the executive with long-term disability benefits. Under the benefits, the annual after-tax amount received by the executive would equal the after-tax amount of his base salary for the year in which he becomes disabled. This long-term disability benefit would be paid monthly until the earlier of the end of the executive's disability or prior to his becoming totally disabled. If the executive dies or becomes totally disabled during his employment, he or his estate will be entitled to receive all benefits earned under his performance-based plan and equity plans.

Vacation: The executive is entitled to receive six weeks of vacation each year without carryover from year to year.

Termination for Cause: The executive may be terminated for cause, as defined in their employment agreements. If either is terminated for cause, he will only be entitled to his base salary earned through the date of termination and will not be entitled to any other amounts under his employment agreement.

Termination Without Cause: If the executive is terminated without cause he will be entitled to receive:

●	an amount equal to his aggregate base salary during the three years prior to his termination; and
●	an amount equal to 300%, for Mr. Mizel, and 200%, for Mr. Mandarich, of the annual incentive compensation paid for the year prior to termination.

In addition, the executive's options and other rights under the equity plans would vest immediately and the executive, his spouse and his dependents would be entitled to continued medical benefits. Under the employment agreements, termination without cause includes the Company's election not to extend the term of the employment agreement and the Company's termination of the Performance-Based Plan.

Change in Control Provisions: If a change in control of the Company occurs, all of the options, dividend equivalents and other rights granted to Messrs. Mizel and Mandarich under the equity plans and other Company plans would accelerate and become exercisable immediately before the occurrence of the transaction that caused the change in control. If the transaction is not completed, the options would remain subject to the restrictions to which they were originally subject.

If a change in control occurs, followed within two years by a material change, the executive can terminate his employment (if he has not already been terminated) within thirty days of the material change. If the executive terminates his employment due to a change in control, then:

●	he will receive an amount equal to his aggregate base salary during the three years prior to his termination;
●	he will receive an amount equal to 300%, for Mr. Mizel, and 200%, for Mr. Mandarich, of the annual incentive compensation paid for the year prior to termination;
●	he will be entitled to the accelerated vesting of options and rights; and
●

if the change in control involved a two-tier tender offer, at the executive's election the Company will either: (1) pay the executive the difference between the exercise price of the otherwise unvested options and the price offered in the first tier; or (2) adjust the option terms to provide the executive with an equivalent value.

Excess Parachute Payments: Certain payments that Messrs. Mizel and Mandarich may receive could be subject to an excise tax as an "excess parachute payment" under the Internal Revenue Code. This could occur following a change in control, a material change, or through other payments made to the executives. In their employment agreements, Messrs. Mizel and Mandarich have agreed to be paid those amounts, if any, in annual installments and over the shortest period of time in which they may be paid and not be treated as "excess parachute payments."

Change in Control and Material Change Defined

A "change in control," which is defined more fully in the employment agreements, occurs when:

●

a report on Schedule 13D is filed with the SEC that discloses that any person is the beneficial owner of fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company. However, it will not be a change in control if that person is the Company or one of its subsidiaries, an employee benefit plan sponsored by the Company, or any Director as of the date of the employment agreements or his or her affiliate;

●

any person purchases securities through a tender offer or exchange offer if after the offer is completed the person in question is the beneficial owner of fifty percent (50%) or more of the combined voting power of the then-outstanding securities of the Company. However, it will not be a change in control if that person is the Company or one of its subsidiaries, an employee benefit plan sponsored by the Company, or any Director as of the date of the employment agreements or his or her affiliate;

●	the Company's shareholders approve a consolidation or merger after which the Company would not be the continuing or surviving corporation;
●	the Company's shareholders approve a consolidation or merger in which shares of Company's common stock would be converted into cash, securities or other property;
●	the shareholders approve any sale, lease, exchange or other transfer of all or substantially all the assets of the Company; or
●

the majority of the Board of Directors ceases to be composed of Directors who were on the Board at the beginning of any twelve-month period. However, it will not be a change in control if the election or nomination of each new director was approved by the vote of two-thirds of the Directors in office who were directors at the beginning of that twelve month period.

A "material change," which is defined more fully in the employment agreements, occurs when:

●	the Company makes certain adverse changes in the executive's reporting relationship, titles, functions or duties;
●	the Company (without the executive’s consent) terminates the Performance-Based Plan or amends it to provide for reduced payments to the executive;
●	the Company assigns or reassigns the executive, without his written permission, to another place of employment 50 miles or more from his residence;
●

the Company reduces the executive's base salary, annual incentive compensation, retirement benefits, long-term incentive compensation, or the manner in which the compensation is determined, or breaches the employment agreement; or

●	a purchaser of all or substantially all of the Company's assets or any successor or assignee of the Company fails to assume the employment agreement.

See "Potential Payments Upon Termination or Change in Control" below for additional information.

Certain Other Change in Control Agreements

Mr. Touff entered into a change in control agreement with the Company effective July 30, 2008. The agreement will terminate on the earlier of termination of Mr. Touff’s employment or the end of the current one-year term of the agreement. However, unless either party elects by notice in writing delivered to the other at least 90 days prior to December 31 of the current term, the term of the agreement will be renewed automatically for successive one-year terms. In addition, if the agreement has not been terminated prior to a change in control (as defined below), upon a change in control, the term of the agreement will extend automatically following such Change in Control for two years.

The definition of change in control is generally the same as the definition in the description of the employment agreements above.

For purposes of the agreement, a change in control event occurs if a change in control is followed by a material change within two years. A material change is defined in the agreements to occur if:

●	Mr. Touff’s employment is terminated without cause (as defined in the agreements);
●	the Company makes certain adverse changes in Mr. Touff 's reporting relationship, titles, functions or duties;
●	the Company assigns or reassigns Mr. Touff, without his written permission, to another place of employment more than fifty miles from his current place of employment;
●

the Company reduces Mr. Touff's base salary, annual or long-term incentive compensation, or the manner in which the compensation is determined unless the reduction applies to other officers of the Company; or

●	a purchaser of all or substantially all of the Company's assets or any successor or assignee of the Company fails to assume the agreement.

Pursuant to the agreement, if a change in control event occurs, Mr. Touff may elect within 90 days after the change in control event to terminate his employment, if not previously terminated by the Company, and to receive a change in control payment. The change in control payment equals two times the sum of: (i) Mr. Touff’s annual base salary in effect immediately prior to the change in control event, plus (ii) the amount of Mr. Touff’s last regular annual bonus, provided that the amount of the annual bonus shall not exceed 50% of the annual base salary in effect immediately prior to the change in control event.

If a change in control event occurs, Mr. Touff also would be entitled to continue to participate in the Company's employee benefit plans, policies and arrangements that provide insurance and medical benefits on the same basis as provided prior to the change in control event for a period of twelve months after the date of termination of his employment.

If a change in control as defined above occurs, all options, dividend equivalents and other rights granted to Mr. Touff under any Company equity incentive plan will be accelerated and become exercisable immediately prior to the closing of the change in control. If the change in control is not concluded, the election to exercise such options and other rights shall be of no effect and the options shall remain subject to their original restrictions.

Any amounts payable pursuant to the change in control agreement are in addition to any payments otherwise payable to Mr. Touff pursuant to any agreement, plan or policy of the Company. Certain payments that Mr. Touff may receive could be subject to an excise tax as an "excess parachute payment" under the Internal Revenue Code. This could occur following a change in control or a change in control event, either alone or together with other payments made to Mr. Touff. In the agreement, Mr. Touff has agreed to be paid those amounts, if any, in annual installments and over the shortest period of time in which they may be paid and not be treated as "excess parachute payments."

Mr. Martin has also entered into a change in control agreement with the Company effective May 23, 2015, which is substantially the same as Mr. Touff’s.

See "Potential Payments Upon Termination or Change in Control" below for additional information.

The Compensation Committee believes that the potential payments in these limited change in control circumstances fit well within the Company's overall compensation philosophy. The termination and change in control payments are calculated based on the base salaries and the annual bonuses paid to the executives. The Committee believes that the long-term interests of our shareholders are aligned with the executives in that their compensation is, in turn, aligned with the success of the Company. The potential change of control compensation varies with the compensation previously paid to the executive, affords stability to the Company's leadership and is consistent with the philosophy of the Committee to provide compensation that assures retention, incentive and reward to the executive team.

COMPENSATION COMMITTEE REPORT

The following Report of the Compensation Committee shall not be deemed to be "filed" with the SEC or to be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except that it will be deemed "furnished" in the Company's Annual Report on Form 10-K for 2015, but shall not be deemed incorporated by reference into any filing as a result of being furnished in the Annual Report.

The Compensation Committee hereby confirms that it has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Raymond T. Baker, Chairman
Herbert T. Buchwald

2016 SUMMARY COMPENSATION TABLE

For the fiscal years ended December 31, 2016, 2015 and 2014, the following table summarizes the compensation of the Company’s named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) [1]	Option Awards ($) [2]	Non-Equity Incentive Plan Compensation ($) [3]	All Other Compensation ($)	Total ($)
Larry A. Mizel,	2016	$1,000,000	N/A	$3,106,994	N/A	$3,600,000	$81,765	$7,788,759
Chairman and CEO	2015	$1,000,000	N/A	N/A	$5,620,000	$4,000,000	$76,698	$10,696,698
	2014	$1,000,000	N/A	N/A	N/A	$4,000,000	$118,435	$5,118,435
David D. Mandarich,	2016	$830,000	N/A	$3,106,994	N/A	$3,600,000	$8,310	$7,545,304
President and Chief Operating	2015	$830,000	N/A	N/A	$5,620,000	$4,000,000	$5,574	$10,455,574
Officer	2014	$830,000	N/A	N/A	N/A	$4,000,000	$360	$4,830,360
Robert N. Martin,	2016	$400,000	$500,000	$626,994	N/A	N/A	$8,670	$1,535,664
Senior Vice President, Chief	2015[4]	$341,923	$375,000	$525,693	$74,472	N/A	$5,948	$1,323,036
Financial Officer and Principal
Michael Touff,	2016	$353,279	$400,000	$-	$-	N/A	$8,670	$761,949
Senior Vice President and	2015	$353,279	$353,279	$49,980	$166,083	N/A	$5,948	$928,569
General Counsel	2014	$353,279	$400,000	$49,995	$245,745	N/A	$720	$1,049,739

1 The amounts shown in the "Stock Awards" column in 2016 are based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the following:

- For Messrs. Mizel, Mandarich and Martin, this includes Performance Share Units ("PSUs") granted to each individual on July 25, 2016. These awards are performance based, and therefore, the amounts in the table include $2,107,000, $2,107,000 and $527,000 for Messrs. Mizel, Mandarich and Martin, respectively, reflecting the aggregate grant date fair value ($22.93 per share) of the awards multiplied by the probable outcome of the performance conditions as of the grant date. Assuming achievement of the highest level of performance for these awards, the grant date fair value of the performance-based equity awards for Messrs. Mizel, Mandarich and Martin would be $4,815,000, $4,815,000 and $1,204,000, respectively. For a description of assumptions used in valuing the awards, please see Note 20 (Stock Based Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K, for the year ended December 31, 2016.

- For each of Messrs. Mizel and Mandarich, this column also includes $999,994 in Restricted Stock Awards ("RSAs") that were granted February 3, 2016 pursuant to the 2015 performance goals established under the terms of the shareholder-approved Performance-Based Plan.

- For Mr. Martin, this column also includes $99,994 in RSAs that were granted on January 25, 2016 based on his 2015 performance.

2 The amounts shown in the "Option Awards" column are based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. No option awards were granted in 2016. For Messrs. Mizel and Mandarich in 2015, the option awards were market performance based, were assigned a fair value of $5.35 per share on the date of grant using a Monte Carlo simulation model, and were expensed on a straight-line basis through the end of the 2016 second quarter. For a description of the assumptions used in valuing the awards, please see Note 20 (Stock Based Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

3 These non-equity incentive plan compensation amounts were paid in cash in accordance with the terms of the shareholder-approved Performance-Based Plan, as in effect for the year indicated, as compensation for that year's performance. The amounts were paid in the subsequent year.

4 Mr. Martin's base salary of $375,000 (annualized) in 2015 was determined as part an arm's length negotiation as part of his promotion to Senior Vice President, Chief Financial Officer and Principal Financial Officer on May 23, 2015. In addition, in connection with his appointment, in May 2015, Mr. Martin was granted a stock option covering 15,000 shares of common stock and an award of 15,000 shares of restricted stock. The stock option has a life of ten years and becomes exercisable as to 25% of the shares over four years, beginning on the first anniversary of the date of the award. The restriction on the restricted stock will lapse as to 33-1/3% of the shares on each of the third, fourth and fifth anniversaries of the date of grant.

All Other Compensation

The table below provides a breakdown of all other compensation for 2016 for the named executive officers:

Name	Non- Business Use of Aircraft		401(k) Match [2]	Other [3]	Total
Larry A. Mizel	--	[1]	$7,950	$73,815	$81,765
David D. Mandarich	--	[1]	$7,950	$360	$8,310
Robert N. Martin	--		$7,950	$720	$8,670
Michael Touff	--		$7,950	$720	$8,670

1 The incremental costs of non-business use of the Company's aircraft are calculated as the total variable operating costs directly associated with non-business trips, which include fuel, pilot travel related costs, catering, landing fees, flight communications and trip-related maintenance (the “Incremental Cost”). For their non-business use of the aircraft in 2016, Messrs. Mizel and Mandarich each reimbursed the Company amounts in excess of the Incremental Cost to the Company.

2 401(k) match represents amounts paid in 2017 based on 2016 401(k) deferrals. Additionally, each of the NEOs received a matching contribution of $5,300 paid in 2016 based on 2015 401(k) deferrals.

3 For Mr. Mizel, the amount shown for “Other” includes $73,095 of Incremental Costs incurred by the Company in support of Mr. Mizel's service to not-for-profit organizations as approved by the Company's Board. The remainder of the amount shown for Mr. Mizel and all of the amounts shown for the other NEOs represent cell phone allowances.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information, as of December 31, 2016, with respect to the Company’s existing equity compensation plans.

Plan category	(a) Shares to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Equity compensation plans approved by shareholders	6,152,123	28.23	779,164
Equity compensation plans not approved by shareholders	--	--	--
Total	6,152,123	28.23	779,164

GRANTS OF PLAN-BASED AWARDS IN 2016

The following table sets forth certain information with respect to awards granted during 2016 to our named executive officers. All equity awards were made under the 2011 Equity Incentive Plan.

		Estimated payouts under equity incentive plan awards [2]			All other stock awards: Number of shares of stock		Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	or units (#)		Award ($)
Larry A. Mizel	02/03/2016				50,650	[1]	$999,994
Larry A. Mizel	07/25/2016	52,500	105,000	210,000			$2,107,000
David D. Mandarich	02/03/2016				50,650	[1]	$999,994
David D. Mandarich	07/25/2016	52,500	105,000	210,000			$2,107,000
Robert N. Martin	01/25/2016				5,089	[3]	$99,994
Robert N. Martin	07/25/2016	13,125	26,250	52,500			$527,000

1 The restricted stock award will vest equally over three years, starting with December 31, 2018. Dividends are paid on the restricted stock. The restricted stock granted was part of the executive’s 2015 compensation package.

2 The PSUs will be earned based upon the Company’s performance, over a three-year period commencing July 1, 2016 and ending June 30, 2019 (the “Performance Period”), measured by increasing average home sale revenues over the Base Period. The “Base Period” for the awards is July 1, 2015 to June 30, 2016. The awards are conditioned upon the Company achieving a minimum average gross margin from home sales percentage (excluding impairments) of at least fifteen percent (15%) over the Performance Period. Target goals of 105,000 shares for each of Messrs. Mizel and Mandarich and 26,250 shares for Mr. Martin (the “Target Goals”) will be earned if the Company’s three-year average home sale revenues during the Performance Period (“Performance Revenues”) exceed the home sale revenues during the Base Period (“Base Revenues”) by at least 10% but less than 20%. If Performance Revenues exceed the Base Revenues by at least 5% but less than 10%, fifty percent of the Target Goals will be earned. If Performance Revenues exceed the Base Revenues by at least 20%, twice the Target Goals will be earned.

3 The restricted stock awards will vest equally over three years, starting with the first anniversary of the grant date. Dividends are paid on the restricted stock.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

The table below sets forth information with respect to all unexercised option, unvested restricted stock awards and unvested performance stock units to our named executive officers that were outstanding as of December 31, 2016. Options will become exercisable as to unvested shares, restricted stock will vest (restrictions will lapse) if the named executive officer remains employed on the vesting date and performance stock units will vest upon the Company achieving increases in home sale revenues, as discussed above.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity incentive plan awards: number of unearned units that have not vested (#)		Equity incentive plan awards: market value of unearned units that have not vested ($)
Larry A. Mizel	94,500	-		36.11	12/20/2017	-		-	-		-
	94,500	-		39.72	12/20/2017	-		-	-		-
	94,500	-		27.98	12/30/2018	-		-	-		-
	94,500	-		30.78	12/30/2018	-		-	-		-
	94,500	-		29.49	12/31/2019	-		-	-		-
	94,500	-		32.43	12/31/2019	-		-	-		-
	94,500	-		27.42	12/30/2020	-		-	-		-
	94,500	-		30.16	12/30/2020	-		-	-		-
	525,000	-		23.28	3/8/2022	-		-	-		-
	-	1,050,000	[1]	27.10	5/18/2025	-		-	-		-
	-	-		-	-	50,650	[2]	1,299,679	-		-
	-	-		-	-	-		-	52,500	[3]	1,347,150
David D. Mandarich	94,500	-		36.11	12/20/2017	-		-	-		-
	94,500	-		39.72	12/20/2017	-		-	-		-
	94,500	-		27.98	12/30/2018	-		-	-		-
	94,500	-		30.78	12/30/2018	-		-	-		-
	94,500	-		29.49	12/31/2019	-		-	-		-
	94,500	-		32.43	12/31/2019	-		-	-		-
	94,500	-		27.42	12/30/2020	-		-	-		-
	94,500	-		30.16	12/30/2020	-		-	-		-
	525,000	-		23.28	3/8/2022	-		-	-		-
	-	1,050,000	[1]	27.10	5/18/2025	-		-	-		-
	-	-		-	-	50,650	[2]	1,299,679	-		-
	-	-		-	-	-		-	52,500	[3]	1,347,150
Robert N. Martin	7,875	-		19.95	1/26/2022	-		-	-		-
	10,500	-		33.20	11/27/2022	-		-	-		-
	5,250	5,250	[4]	29.56	1/22/2024	-		-	-		-
	3,938	11,812	[5]	26.96	5/23/2025	-		-	-		-
	-	-		-	-	1,687	[6]	43,288	-		-
	-	-		-	-	2,812	[7]	72,156	-		-
	-	-		-	-	15,750	[8]	404,145	-		-
	-	-		-	-	5,089	[9]	130,584	-		-
	-	-		-	-	-		-	13,125	[3]	336,788

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity incentive plan awards: number of unearned units that have not vested (#)	Equity incentive plan awards: market value of unearned units that have not vested ($)
Michael Touff	31,500	-		36.11	12/20/2017	-		-	-	-
	31,500	-		27.98	12/30/2018	-		-	-	-
	31,500	-		29.49	12/31/2019	-		-	-	-
	26,250	-		27.42	12/30/2020	-		-	-	-
	17,500	8,750	[10]	23.28	3/8/2022	-		-	-	-
	8,750	17,500	[11]	37.76	2/1/2023	-		-	-	-
	-	26,250	[12]	27.60	2/6/2024	-		-	-	-
	6,563	19,687	[13]	23.74	1/26/2025	-		-	-	-
	-	-		-	-	602	[14]	15,447	-	-
	-	-		-	-	1,399	[15]	35,898	-	-

1 This option vests over a five year period, one third of the option shares will vest as of each of the third, fourth, and fifth anniversary dates of the grant of the option; provided that all unvested option shares will vest immediately in the event the closing price of the Company’s stock, as reported by the New York Stock Exchange, in any 20 out of 30 consecutive trading days closes at a price equal to or greater than 120% of the closing price on the date of grant. The option exercise price is equal to the closing price of the Company’s common stock on the date of grant, which was $27.10.

2 This restrictions on these shares lapse as to 33-1/3% of the shares covered thereby on each of December 31, 2018, 2019 and 2020.

3 The PSUs will be earned based upon the Company’s performance, over a three-year period commencing July 1, 2016 and ending June 30, 2019. For more detail of the vesting terms see GRANTS OF PLAN-BASED AWARDS IN 2016 section above or Note 20 (Stock Based Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

4 This option vests as to 50% of the shares covered thereby on each of January 22, 2017 and 2018.

5 This option vests as to 33-1/3% of the shares covered thereby on each of May 23, 2017, 2018 and 2019.

6 The restrictions on these shares lapse on January 22, 2017.

7 The restrictions on these shares lapse as to 50% of the shares covered thereby on each of January 21, 2017 and 2018.

8 The restrictions on these shares lapse as to 33-1/3% of the shares covered thereby on each of May 23, 2017, 2018 and 2019.

9 The restrictions on these shares lapse as to 33-1/3% of the shares covered thereby on each of January 25, 2017, 2018 and 2019.

10 The option vests as to the remaining shares on March 8, 2017.

11 This option vests as to 50% of the shares covered thereby on each of February 1, 2017 and 2018.

12 This option vests as to 33-1/3% of the shares covered thereby on each of February 6, 2017, 2018 and 2019.

13 This option vests as to 33-1/3% of the shares covered thereby on each of January 26, 2017, 2018 and 2019.

14 The restrictions on these shares lapse on February 6, 2017.

15 The restrictions on these shares lapse as to 50% of the shares covered thereby on each of January 26, 2017 and 2018.

OPTION EXERCISES AND STOCK VESTED IN 2016

The following table provides additional information about value realized by the named executive officers on option award exercises and restricted stock award vestings during the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Larry A. Mizel	-	-	20,000	$395,400
David D. Mandarich	-	-	20,000	$395,400
Michael Touff	-	-	2,461	$53,596
Robert N. Martin	-	-	4,137	$87,477

PENSION BENEFITS AT DECEMBER 31, 2016

The following table shows, as of December 31, 2016, the present value of accumulated post-retirement medical insurance benefits under the employment agreements of Mr. Mizel and Mr. Mandarich.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Medical Insurance Benefits ($)	Payments During Last Fiscal Year ($)
Larry A. Mizel	Employment Agreement	N/A	$273,308	N/A
David D. Mandarich	Employment Agreement	N/A	$267,896	N/A
Michael Touff	N/A	N/A	N/A	N/A
Robert N. Martin	N/A	N/A	N/A	N/A

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table shows potential payments to our named executive officers under existing contracts for various scenarios involving a change in control or termination of employment, assuming a triggering event on the last business day of 2016. Please see the narrative above under "Employment Agreements" and "Certain Other Change in Control Agreements" for a description of payments contemplated by these agreements.

Name	Benefit	Termination w/o Cause or Material Change		Change in Control		After Change in Control – Material Change or w/o Cause[1]		Voluntary Termination		Death		Disability
Larry A. Mizel	Severance Pay	$3,000,000	[2]			$3,000,000	[2]
	Ann. Incentive Comp.	$12,000,000	[3]			$12,000,000	[3]
	Stock/Option Vesting	$2,646,829	[4]	$2,646,829	[4]	$2,646,829	[4]
	Health Care Benefits	$273,308	[5]			$273,308	[5]	$273,308	[5]	$60,397	[5]	$273,308	[5]
David D. Mandarich	Severance Pay	$2,490,000	[2]			$2,490,000	[2]
	Ann. Incentive Comp.	$8,000,000	[3]			$8,000,000	[3]
	Stock/Option Vesting	$2,646,829	[4]	$2,646,829	[4]	$2,646,829	[4]
	Health Care Benefits	$267,896	[5]			$267,896	[5]	$267,896	[5]	$94,316	[5]	$267,896	[5]
Robert N. Martin	Severance Pay					$800,000	[6]
	Bonus Payment					$400,000	[7]
	Stock/Option Vesting	$986,961	[8]	$986,961	[9]	$986,961	[9]
	Health Care Benefits					$19,108	[10]
Michael Touff	Severance Pay					$706,558	[6]
	Bonus Payment					$353,279	[7]
	Stock/Option Vesting	$51,346	[8]	$109,970	[9]	$109,970	[9]
	Health Care Benefits					$9,035	[10]

1 Following both a change in control and a material change, Messrs. Mizel, Mandarich, Martin and Touff may elect to terminate employment and receive the identified benefits.

2 Calculated as the aggregate base salary earned by the executive during the prior three years. This amount does not include any amount that may be payable upon a two-tier tender offer that results in a change of control. See footnote 4 below.

3 Under the executive's employment agreement, this is calculated as of December 30, 2016 at 300% for Mr. Mizel and 200% for Mr. Mandarich of the "Annual Incentive Compensation" paid for 2015.

4 Amount is the value of unvested restricted stock at December 30, 2016 plus an amount representing the difference between MDC’s stock price at December 30, 2016 and the exercise price of unvested options, to the extent that the stock price exceeds the exercise price. Under the executive's employment agreement, the vesting of all options, dividend equivalents and other rights granted under equity incentive plans and any other Company plans would be accelerated so as to permit the executive to fully exercise all outstanding options and rights, if any, granted to the executive. In the event a change in control involves a two-tier tender offer, the Company would pay the executive (at the executive's election) the difference between the exercise price of the otherwise unvested options and the price offered in the first tier, or adjust the option terms to provide the executive with an equivalent value.

5 The amount shown is the total projected medical insurance benefit obligation for the executive, which would provide medical benefits that are at least comparable to those provided to the executive at the time his employment agreement was signed. After the end of his employment term, the date the executive becomes totally disabled, the date of the executive's termination without cause or the executive's election to terminate his employment following a change in control (but not in the event of termination for cause), the Company will pay the medical insurance benefit for the duration of the executive's life. The medical insurance benefit also provides comparable coverage for the executive's spouse for duration of the executive's life and, if she survives him, for an additional 60 months after his death. This amount is estimated based on 2016 costs incurred by the Company.

6 Upon the occurrence of the specified event, Messrs. Martin and Touff shall be entitled to receive an amount equal to 200% of their respective annual base salaries.

7 For each of Messrs. Martin and Touff the amount is calculated as two times the amount equal to each named executive’s last regular annual bonus, provided that for these purposes, such regular annual bonus amount shall not exceed 50% of his annual base salary at the rate in effect immediately before the change in control event.

8 Represents the value of all unvested restricted stock awards, which would become fully vested upon a termination by the Company without cause pursuant to the terms of the restricted stock award agreement.

9 Amount is the value of unvested restricted stock at December 31, 2016, plus an amount representing the difference between MDC’s stock price at December 31, 2016 and the exercise price of unvested options, to the extent that the stock price exceeds the exercise price. If a change in control occurs, all options, dividend equivalents and other rights granted to the employee under any Company equity incentive plans shall be accelerated and shall become exercisable immediately prior to the closing of the change in control so as to permit the employee fully to exercise all outstanding options and rights.

10 The employee shall also be entitled to continue to participate in each of the Company's employee benefit plans, policies or arrangements which provide insurance and medical benefits on the same basis as was provided to the employee prior to the change in control event for a period of 12 months after the date of termination of employee's employment. This amount is estimated based on 2016 costs incurred by the Company.

2016 DIRECTOR COMPENSATION

During 2016, each Director (excluding the Lead Director) who was not an officer of the Company ("Non-Employee Director") was paid $5,000 per month as a retainer and $3,000 per meeting for attending Board meetings. Each respective Board committee member (also excluding the Lead Director) was paid $3,000 per meeting for attending meetings of the Audit Committee, and $2,500 per meeting for attending meetings of the Compensation and the Corporate Governance/Nominating Committees. Each Director on the Legal Committee (also excluding the Lead Director) received $2,000 per month for service on that committee. The chairmen of the Audit Committee, the Compensation Committee and the Corporate Governance/Nominating Committee each received a retainer (in addition to meeting fees) in the amount of $1,250 per month.

Mr. Berman received a retainer of $2,000 per month during 2016 for services as a director of HomeAmerican. There were four meetings of the HomeAmerican board during 2016. Mr. Berman attended all of the meetings.

In consideration for performing all of the duties and responsibilities of the Lead Director, Mr. Buchwald received monthly compensation of $32,500 during 2016, in lieu of all other cash compensation paid to independent Directors, including retainer fees and Board and committee meeting fees.

Pursuant to the M.D.C. Holdings, Inc. 2011 Director Plan, approved by the shareholders in 2011 and amended with shareholder approval in 2016, each Non-Employee Director is granted a vested option to purchase 25,000 shares of common stock annually. The options are not exercisable until six months after grant. In lieu of an option, each Non-Employee Director can elect in advance to receive a restricted stock award that would result in the same expense to the Company as the stock option. Each restricted stock award vests on March 1st of the following year. Each Director also is reimbursed for expenses related to his attendance at Board of Directors and committee meetings.

The following table sets forth information regarding the compensation of the Company's Non-Employee Directors for the fiscal year ended December 31, 2016. The two Directors (Messrs. Mizel and Mandarich) who are executive officers receive no compensation for serving as Directors in addition to the compensation received as executive officers.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Raymond T. Baker	$161,500	$110,307	N/A	N/A	$271,807
Michael Berman	$120,000	$110,307	N/A	N/A	$230,307
David E. Blackford	$132,500	$110,307	N/A	N/A	$242,807
Herbert T. Buchwald	$390,000	$110,307	N/A	N/A	$500,307
Paris G. Reece III	$144,000	$110,307	N/A	N/A	$254,307
David Siegel	$147,500	$110,307	N/A	N/A	$257,807

1 Each Non-Employee Director was granted a restricted stock award on August 1, 2016. The dollar amount shown for each Director is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For details on the assumptions used to calculate the fair value of options granted, see Note 20 (Stock Based Compensation) to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT

The Company believes that its compensation policies and practices for its employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following persons served as members of the Compensation Committee during 2016: Raymond T. Baker and Herbert T. Buchwald. None of the committee members were, during the last fiscal year, officers or employees of the Company, none were formerly officers of the Company and none had a material interest in a "related person" transaction since the beginning of 2016. During 2016, none of our executive officers served as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our Board or Compensation Committee.

PROPOSAL TWO	ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act, as amended and SEC Rule 14a-21(a), we are providing our shareholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of our named executive officers (say-on-pay), which is described in this Proxy Statement.

“RESOLVED, that the shareholders hereby approve on an advisory basis the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

We have been providing these advisory votes on an annual basis. This year, we have included an advisory proposal on whether, in the future, to have advisory votes on executive compensation every one, two or three years. See Proposal Three.

As described above under “Compensation Discussion and Analysis,” we believe that our ability to retain and motivate named executive officers with the skills, experience and capacity to succeed in our competitive industry has been essential to the success of our Company and a significant factor in creating long-term value for our shareholders. Our compensation philosophy recognizes the value of rewarding our executive officers for their past performance and motivating them to continue to excel in the future. We endeavor to deliver fair and appropriate compensation to our executive officers that is in the best interests of the Company and its shareholders.

The Board of Directors believes the Company’s compensation programs are tailored to retain and motivate key executives in alignment with maintaining and creating long-term value for our shareholders. The Board of Directors urges you to review carefully the Compensation Discussion and Analysis section of this Proxy Statement, which describes our compensation philosophy and programs in greater detail.

The Board of Directors recommends that you vote in favor of the Company’s executive compensation as described in this Proxy Statement by voting FOR this proposal.

PROPOSAL THREE	ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with Section 951 of the Dodd-Frank Act, we are providing the Company’s shareholders the opportunity to vote on a non-binding, advisory resolution regarding the frequency of submission to shareholders of the non-binding, advisory vote on executive compensation (say-on-pay). We have been conducting these advisory say-on-pay votes on an annual basis. Our shareholders now have the opportunity to cast an advisory vote on whether, in the future, the advisory vote on executive compensation should occur every one, two or three years.

The Board of Directors asks you to consider the following resolution:

“RESOLVED, that a non-binding advisory vote of the Company’s shareholders to approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, shall be held at an annual meeting of shareholders (A) every year, (B) every two years, or (C) every three years.”

The form of proxy card gives you four choices for voting on this item. You can choose whether the say-on-pay vote should be conducted every year, every two years or every three years. You may also abstain from voting on this item.

Our Board of Directors has determined at this time that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for the Company. We understand that our shareholders may have different views as to the best frequency of these votes, and we look forward to hearing from our shareholders on this proposal.

The Board of Directors recommends that you vote FOR a frequency of every “one year” for future advisory votes on executive compensation.

PROPOSAL FOUR	APPROVAL OF AN AMENDMENT TO THE M.D.C. HOLDINGS, INC. 2011 EQUITY INCENTIVE PLAN

The Board of Directors recommends a vote FOR the approval of the Amendment to the 2011 Equity Incentive Plan.

At our 2011 Annual Meeting, our shareholders approved the M.D.C. Holdings, Inc. 2011 Equity Incentive Plan (the “2011 Equity Plan”). At our 2013 Annual Meeting, our shareholders approved an amendment of the 2011 Equity Plan to increase the number of shares by 1,000,000 for a total of 2,600,000 shares of Common Stock to be available for issuance to our employees under the plan. At our 2015 Annual Meeting, our shareholders approved a second amendment of the 2011 Equity Plan to increase the number of shares by 1,675,000 for a total of 4,275,000 shares of Common Stock to be available for issuance to our employees under the plan. In December 2016, the Company declared a 5% stock dividend adding 213,750 shares and resulting in a total of 4,488,750 shares currently available for issuance under the 2011 Equity Plan.

On January 23, 2017, based on the recommendation of our Compensation Committee and its independent compensation consultant (Compensation & Benefit Solutions, LLC), our Board approved, subject to shareholder approval, a third amendment (the “Amendment”) to Section 4.1 of the 2011 Equity Plan to increase the number of shares of Common Stock available under the plan by an additional 2,000,000 shares. A copy of the Amendment is set forth in Appendix A and incorporated herein by reference.

The Amendment revises the first two sentences of Section 4.1 by replacing the number 4,275,000 (now, 4,488,750 following the stock dividend) with the number 6,488,750. With the Amendment, the first two sentences of Section 4.1 are as follows:

4.1     Number of Shares. Subject to adjustment as provided in Section 14, the maximum number of shares of Stock available for issuance under the Plan shall be 6,488,750 shares. Subject to adjustment as provided in Section 14, 6,488,750 shares of Stock available for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options.

Overview and Principles

Attracting, rewarding and retaining highly qualified officers and key employees, and motivating them to serve the Company and its affiliated entities and to expend maximum efforts, is important to our growth and success. Equity awards are an important element of our compensation program because stock options, restricted stock and other equity awards enable our officers and key employees to acquire or increase their proprietary interest in the operations and future success of our Company, thereby promoting a close alignment of interests between such individuals and our shareholders.

Current Awards Outstanding

Set forth below is information regarding awards currently outstanding under the 2011 Equity Plan, the M.D.C. Holdings, Inc. 2011 Stock Option Plan for Non-Employee Directors and prior plans. The Company made its annual award grant to employees in January and February 2017, and those awards are included in the data below.

Selected Data as of February 24, 2017:

Stock options outstanding	4,055,625
Weighted average exercise price of options outstanding	$28.24
Weighted average remaining contractual life of options outstanding (years)	5.4
Restricted shares outstanding	271,782
Shares remaining for grant under the 2011 Equity Plan	72,654
Common stock outstanding	51,614,254

Existing 2011 Equity Plan

Approximately 72,654 shares remain available for issuance under the 2011 Equity Plan. While being judicious in the granting of stock options, restricted stock awards and other equity awards, the amount of shares granted (as indicated in the chart below) can vary from year-to-year and, without the Amendment, the Company will be unduly limited in the structure of the awards that it may grant. Under New York Stock Exchange listing standards, shareholder approval is required for us to increase the authorized shares under the 2011 Equity Plan.

The Company’s burn rates for 2016 and the prior two years remain at reasonable levels:

Fiscal Year	Options Granted		Full-Value Grants	FV Multiplier	Adjusted Total	Weighted Avg. Shares Outstanding	Burn Rate	Unadjusted Burn Rate
	(A)		(B)	( C )	(D = A + (B x C))	( E )	(F = D / E)	(G = ( A + B )/ E)
2016	42,000		600,803	2.5	1,544,008	51,286,942	3.01%	1.25%
2015	2,359,500	*	36,896	2.5	2,451,740	51,202,616	4.79%	4.68%
2014	268,625		39,381	2.5	367,078	51,046,318	0.72%	0.60%

* Options covering 1,000,000 shares were granted for a five year period (vesting over the last three years) to each of the CEO and COO.

Similarly, our existing dilution level remains reasonable. We have a total of 51,614,254 shares outstanding (as of the Record Date), a total of 676,250 shares available under our 2011 equity plans and a total of 6,598,373 shares covered by outstanding options and performance share units under all equity plans, resulting in a dilution rate of 12.4%. With an additional 2,000,000 shares authorized under the requested Amendment, the dilution rate would only modestly increase to 15.2%. We calculate our existing “dilution” level as follows: “X” [shares available under our equity plans plus shares covered by outstanding options] divided by “Y” [shares outstanding plus “X”].

Accordingly, the Company recommends approval of the Amendment.

Key Terms and Practices Under the 2011 Equity Plan

No repricing of stock options without shareholder approval
Awards subject to clawback
No automatic single-trigger vesting in the event of a change in control

Summary of Material Terms of the 2011 Equity Plan

The following discussion of the material features of the 2011 Equity Plan is qualified by reference to the full text of the plan, which was Exhibit 10.1 to the Company’s Form 8-K filed on April 29, 2011, as amended by the First Amendment, which was Exhibit 10.2 to the Company’s Form 8-K filed on March 19, 2013, and as amended by the Second Amendment, which was Exhibit 10.1 to the Company’s Form 8-K filed on March 24, 2015.

Administration: The 2011 Equity Plan is administered by our Compensation Committee or any committee designated by our Board of Directors consisting of non-employee directors as defined in Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934 and outside directors as defined in Treasury Regulation § 1.162-27(e)(3). For purposes of this summary of the 2011 Equity Plan, the Compensation Committee or other designated committee will be referenced as the "Committee."

Subject to the terms and conditions of the 2011 Equity Plan, the Committee is authorized to select participants who are employees of the Company or its subsidiaries, determine the awards to be made, set terms and conditions of such awards, and determine the form of award agreements. The Committee also has the authority, among other things, to:

•	adopt rules and regulations relating to the 2011 Equity Plan;
•	correct any defect, supply any omission, or reconcile any inconsistency in the 2011 Equity Plan or any award agreement;
•	interpret the 2011 Equity Plan and award agreements; and
•	make all other determinations which may be necessary or desirable for the administration of the 2011 Equity Plan.

Eligibility: Any employee of the Company or its subsidiaries is eligible to receive awards under the 2011 Equity Plan. There are four executive officers (including two employee directors) and approximately 1,300 non-executive officer employees who are eligible under the 2011 Equity Plan.

Shares Subject to the Plan: If the Amendment is approved by the shareholders, and subject to the adjustments upon changes in capitalization described below, 6,488,750 shares of our common stock will be authorized for issuance of awards under the 2011 Equity Plan and the 6,488,750 shares of common stock also will be authorized for issuance pursuant to incentive stock options. As of the Record Date, there were 4,248,507 shares subject to outstanding grants/awards, approximately 72,654 shares available for (but not yet subject to) a grant or award, plus an additional 2,000,000 shares authorized by the Amendment (if the Amendment is approved by our shareholders). If our shareholders do not approve the Amendment, the 2011 Equity Plan’s total authorized shares will remain at 4,488,750 shares, with a total remaining unused capacity of approximately 72,654 shares.

The maximum number or value of shares of common stock that may be granted to any individual under the 2011 Equity Plan in any calendar year shall not exceed the shares available for issuance under the plan, subject to the adjustments upon changes in capitalization described below. The shares underlying terminated awards and awards that are forfeited will remain available for issuance under the 2011 Equity Plan and shares that are utilized to pay an award's exercise price or tax withholding obligations will not count against the 2011 Equity Plan's share limits.

The closing price of a share of the Company’s common stock as reflected on the New York Stock Exchange on the Record Date was $29.70.

Stock Options and Stock Appreciation Rights: The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the participant, and non-qualified stock options (“NSOs”), and stock appreciation rights (“SARs”). The exercise price per share of common stock subject to an option or SAR must be at least the fair market value of the underlying stock at the date of grant of a stock option or SAR; provided, however, that an ISO granted to a participant who is the holder of record of more than 10% of the Company’s stock will have an exercise price of at least 110% of the fair market value of the underlying stock at the date of grant. The term of each option and SAR and the times at which each option or SAR shall be exercisable generally will be fixed by the Committee, except no option or SAR will have a term exceeding 10 years. Upon the termination of an option holder’s or SAR holder's employment with us, the ability to exercise vested options and SARs will be determined in the discretion of the Committee as set forth in the applicable award agreement. Upon the termination of an option holder’s or SAR holder's employment, all of that person’s options and SARs will expire in accordance with the terms of the applicable award agreement; provided, however, that incentive stock options shall not be exercisable for more than three (3) months after the participant ceases to be an employee for any reason other than death or disability, or more than one (1) year after the participant ceases to be an employee due to death or disability. Options may be exercised by payment of the exercise price.

The exercise price of an NSO or ISO shall be payable to the Company in full, in any method permitted under the award agreement, including: (i) in cash or in cash equivalents acceptable to the Company; (ii) by tendering unrestricted shares of stock already owned by the participant (for at least six (6) months or such other period as may be required by the Committee in order to comply with applicable law and to avoid adverse accounting consequences) on the date of exercise to the extent the shares of stock have a fair market value on the date of exercise equal to the aggregate exercise price of the shares as to which such NSO or ISO shall be exercised, provided that, in the case of an ISO, the right to make payment in the form of already owned shares of stock may be authorized only at the time of grant, (iii) any other method approved or accepted by the Committee in its sole discretion, including, but not limited to a cashless (broker-assisted) exercise (although limitations might apply to certain executive officers), or (iv) any combination of the foregoing.

At the discretion of the Committee, the payment upon exercise of an SAR may be in cash, shares of stock or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination as to the form of settlement will be set forth in the award agreement.

The exercise of an NSO or SAR is conditioned on the withholding of taxes.

Restricted Stock and Restricted Stock Units: The Committee may grant shares of restricted stock or restricted stock units under the 2011 Equity Plan. The Committee determines in the award agreement the restriction period during which the restricted stock or the restricted stock units are subject to a substantial risk of forfeiture based upon the passage of time, the achievement of performance goals or the occurrence of other events determined by the Committee. Except as provided in the 2011 Equity Plan or an award agreement, the restricted stock or the restricted stock units may not be sold, assigned or otherwise transferred until the end of the restriction period as specified by the Committee. The Committee may impose other conditions, including a requirement that the participant pay a specified amount to purchase each share of restricted stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting, or holding requirements or sale restrictions upon vesting. Unless otherwise provided by the Committee, participants forfeit any unvested shares of restricted stock or restricted stock units upon termination of service. Participants holding restricted stock generally may vote the shares. The Committee may provide in an award agreement that the holder of restricted stock may receive any dividends paid. Participants holding shares of restricted stock units shall have no rights of stockholders. The Committee may provide in an award agreement that the holder of such restricted stock units shall be entitled to receive dividend equivalents.

Performance Awards: The Committee may condition any award under the 2011 Equity Plan on the fulfillment of conditions and the attainment of performance goals over such periods as the Committee determines in writing and sets forth in the award agreement between the Company and the participant. To the extent compliance with Section 162(m) of the Internal Revenue Code is desired, the “Committee” for this purpose shall be comprised solely of two or more “outside directors” under Section 162(m). Performance goals pursuant to Section 162(m) of the Code will be established by the Committee within 90 days after the beginning of the applicable performance period, and in no event after passage of more than 25% of the period to which the performance goal relates. Performance goals are based on the attainment of specified target levels with respect to one or more selected measures of business or financial performance. Performance goals may include alternate and multiple goals and shall be based on one or more of the following criteria: (a) total shareholder return; (b) return on assets, return on equity, or return on capital employed; (c) measures of profitability such as earnings per share, corporate or business-unit net income, net income before extraordinary or one-time items, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization; (d) cash flow from operations; (e) gross or net revenues or gross or net margins; (f) levels of operating expense or other expense items reported on the income statement; (g) measures of customer satisfaction and customer service; (h) safety; (i) annual or multi-year average production growth; (j) efficiency or productivity measures such as annual or multi-year absolute or per-unit operating and maintenance costs; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee; (l) debt ratios or other measures of credit quality or liquidity; (m) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Committee; (n) sales and marketing measures, such as annual or multi-year “net-back” sales or the introduction of new products in accordance with specific goals set in advance by the Committee; (o) staffing and retention and (p) any criteria that are stated in the stockholder approved Executive Officer Performance–Based Compensation Plan (as amended).

Following completion of the applicable performance period, the Committee certifies in writing the extent to which a participant has attained the applicable performance goals and the resulting value of the participant’s award. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable to a participant who is a “covered employee” within the meaning of Section 162(m) of the Code. However, no such reduction may increase the amount correspondingly paid to any other participant.

The Committee will, in the award agreement, state the results that will transpire if a participant terminates service due to death or disability prior to completion of the applicable performance period. For example, the final award value may be determined at the end of the performance period on the basis of the performance goals attained during the entire performance period, but will then be prorated for the number of months of the participant’s service during the performance period. The Committee may also provide that, if a participant’s service terminates prior to completion of the applicable performance period for any other reason, the participant forfeits the performance award, unless the Committee determines otherwise. Participants may not sell or transfer a performance award, other than by will or the laws of descent and distribution, prior to the end of the applicable performance period. In the event that the performance goals are not satisfied, the award shall not become vested or payable, as applicable.

Other Stock-Based Awards: The Committee may adopt other incentive arrangements under which participants may acquire shares of stock by purchase, grant or otherwise, or receive an award payable in cash or stock, the value of which may be determined in whole or in part based on the value of the stock. Any such arrangements will be subject to the general provisions of the 2011 Equity Plan.

Adjustments Upon Changes in Capitalization: The 2011 Equity Plan provides that, in the event of any change in our capital structure that effects an increase or decrease in the number of shares of our common stock without receipt of consideration, the maximum number of shares of stock for which awards may be made under the plan shall be proportionately increased or decreased, and the number and kind of shares for which awards are outstanding may be proportionately increased or decreased. Any adjustment in outstanding options or SARs will not increase the aggregate exercise price or grant price payable with respect to shares that are subject to the unexercised portion of the option or SAR, in compliance with Section 409A of the Code. Except as otherwise provided in another agreement, upon a change of control the Committee may take any action it deems necessary or desirable with respect to any awards including, among other things, providing that the awards are fully vested or payable. In the event of a reorganization in which the Company is the surviving entity and no change of control occurs, any previous award will generally apply solely to securities to which the holder of the number of securities subject to such award would have been entitled immediately following such reorganization and, in the case of options or SARs, with a corresponding proportionate adjustment of the exercise price or grant price per share. Adjustments to shares of stock will be made by the Committee whose determination will be final and the Committee may provide in award agreements for different provisions to apply to an award. However, any provisions may be modified by the Committee to avoid any tax that would otherwise be due under Section 409A of the Code.

Substitute Awards: Awards may be granted in substitution for, or in assumption of, outstanding awards previously granted by an entity acquired by the Company or an affiliate or with which the Company or an affiliate combines.

Other Terms: The terms of the 2011 Equity Plan will permit the Committee to impose performance conditions with respect to any award. Performance conditions may require that an award be forfeited, in whole or in part, if performance objectives are not met, or require that the time of exercisability of an option be linked to achievement of performance conditions.

 Each award agreement may contain other terms and conditions not inconsistent with the 2011 Equity Plan as may be determined by the Committee in its discretion. Unless otherwise provided by the Committee, no consideration is to be received by the Company for the granting of options or other awards.

No awards may be granted under the 2011 Equity Plan ten years after the date the plan is approved by the shareholders.

Our Board of Directors may terminate, amend or modify the 2011 Equity Plan; provided that no such termination, amendment or modification may adversely affect any outstanding award without the consent of the award holder. However, no amendment or modification may become effective without shareholder approval if required by applicable law or regulatory requirement. The listing standards of the New York Stock Exchange require that all equity compensation plans, and any material revisions to the plans, be subject to shareholder approval, with certain limited exemptions.

Awards granted under the 2011 Equity Plan generally are not transferrable other than upon death, in certain family transfers, or pursuant to a court-approved domestic relations order.

The 2011 Equity Plan will be governed by the laws of the state of Delaware except for conflict of law provisions.

Federal Tax Consequences of the 2011 Equity Plan

The following is a general summary as of January 2017 of the federal income tax consequences to us and to U.S. participants to awards granted under the 2011 Equity Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of income tax laws of any municipality, state or other country. Each participant is advised to consult his or her individual tax advisor concerning his or her personal tax consequences.

Incentive Stock Options: For federal income tax purposes, the holder of an ISO has no taxable income at the time of the grant or exercise of the ISO if certain requirements in the Code are satisfied, including the requirement that the holder generally must exercise the ISO no later than three months following termination of employment with the Company (or one year following a termination due to disability or death) and that common stock acquired upon exercise of the ISO is held for the requisite period described below. If such person retains the common stock for a period of at least two years after the stock option is granted and one year after the stock option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an ISO prior to the expiration of two years after the stock option is granted or before one year after the stock option is exercised will recognize ordinary income or loss equal to the difference between the exercise price and fair market value of the stock as of the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares would be short- or long-term capital gain or loss depending on whether the shares had been held by the participant for more than one year. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the participant’s regular income tax for the year.

Non-statutory Stock Options and Stock Appreciation Rights: A participant who receives an NSO or SAR generally will not recognize taxable income on the grant of such option or SAR but will recognize ordinary income at the time of exercise of the stock option or SAR equal to the difference between the option or SAR exercise price and the fair market value of the stock on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares would be short- or long-term capital gain or loss depending on whether the shares had been held by the participant for more than one year.

Restricted Stock: A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date.” The determination date is the date on which the participant acquires the shares unless the shares are subject to a substantial risk of forfeiture and are not freely transferable, in which case the determination date is the earlier of (i) the date on which the shares become freely transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date on which the shares are acquired. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss.

Restricted Stock Units: A participant generally will recognize no income upon the receipt of a restricted stock unit award. Upon the settlement of such an award, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any substantially vested shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date (as defined under “Restricted Stock”), will be taxed as capital gain or loss.

Income Tax Effects for our Company: We generally will be entitled to a tax deduction in connection with an award under the 2011 Equity Plan in an amount equal to the ordinary income recognized by a participant at the time the participant recognizes such income (for example, upon the exercise of an NSO or the vesting of restricted stock), except to the extent such deduction is limited by applicable provisions of the Code.

Internal Revenue Code Section 409A: Section 409A of the Internal Revenue Code governs the federal income taxation of certain types of nonqualified deferred compensation arrangements. A violation of section 409A generally results in an acceleration of the recognition of income of amounts intended to be deferred and the imposition of a federal excise tax of 20% on recipients of awards who are our employees over and above the income tax owed plus possible penalties and interest. The types of arrangements covered by section 409A are broad and may apply to certain awards available under the 2011 Equity Plan. As required by section 409A, certain nonqualified deferred compensation payments to specified employees may be delayed to the seventh month after such employee's separation from service.

New Plan Benefits

All awards under the 2011 Equity Plan will be granted at the Committee's discretion. Therefore, although the maximum amount that can be granted under the 2011 Equity Plan or to any one individual is stated under the terms of the plan, the benefits and amounts that will be received or allocated under the 2011 Equity Plan are not presently determinable.

Past Awards under the Plan

Since the inception of the 2011 Equity Plan, options, restricted stock awards and performance share units covering the following number of shares have been awarded to the following individuals and groups:

		Restricted Stock	Performance Share Units
Name	Options	Awards	Threshold	Target	Maximum
Larry A. Mizel	1,575,000	82,850	52,500	105,000	210,000
David D. Mandarich	1,575,000	82,850	52,500	105,000	210,000
Michael Touff	105,000	8,118	-	-	-
Robert N. Martin	47,125	46,098	13,125	26,250	52,500
All current executive officers as a group	3,302,125	219,916	118,125	236,250	472,500

All current directors who are not executive officers as a group	-	-	-	-	-
Each nominee for election as a director	-	-	-	-	-
Each associate of any of such directors, executive officers or nominees	-	-	-	-	-
Each other person who received 5% of awards	-	-	-	-	-
All employees, including all current officers who are not executive officers, as a group	481,000	161,263	-	-	-

Securities Registration

We intend to register the shares available for issuance under the Amendment under a Registration Statement on Form S-8 to be filed with the SEC upon approval of the Amendment by our shareholders.

The Board of Directors recommends a vote FOR the approval of the Amendment to the 2011 Equity Incentive Plan.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee shall not be deemed to be "filed" with the SEC or to be subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended. The report shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent registered public accounting firm, Ernst & Young LLP ("independent auditors"), are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee generally meets monthly, or more often as necessary, to fulfill its responsibility to monitor and oversee these processes, as described in the Audit Committee Charter.

The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company for the year ended December 31, 2016 with the Company's management, the independent auditors and the Company's internal audit department. The Audit Committee has discussed with the independent auditors the matters required to be discussed by applicable standards of the Public Company Accounting Oversight Board (PCAOB).

The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding independent auditors’ communications with audit committees concerning independence, and has discussed with the independent auditors their independence status.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

AUDIT COMMITTEE Paris G. Reece III, Chairman Raymond T. Baker Herbert T. Buchwald

TRANSACTIONS WITH RELATED PERSONS

The Company leases its headquarters office space at 4350 S. Monaco Street, Denver CO 80237. Approximately 5,437 square feet in the Company's office building at 4350 S. Monaco Street is subleased by an entity affiliated with Mr. Mizel, for which it paid rent in 2016 to the Company of $120,759.

During 2016, the Company paid a firm owned by Carol Mizel, Mr. Mizel's spouse, $120,000 for consulting services in connection with corporate and consumer marketing, merchandising, design work, human resources development, product development, and such other matters as were requested by the Company's senior management. The firm, Mizel Design and Decorating Company, provided these services under an Independent Contractor Agreement with the Company, dated as of January 1, 2005. The Company also provides Ms. Mizel with office space in the Company's office building at 4350 S. Monaco Street, which has an estimated annual rental value of approximately $7,500.

Effective as of January 1, 2005, and August 2, 2007, Larry A. Mizel, Chief Executive Officer, and David D. Mandarich, President and Chief Operating Officer, each entered into lease agreements for their non-business use of Company aircraft when the aircraft is not required for Company business. The lease agreements require payment of the Incremental Expenses incurred by the Company for each non-business use, as defined in the lease agreements. The Incremental Expenses represent the maximum reimbursement permitted by the Federal Aviation Administration in Federal Aviation Regulation Part 91.501(d). The executive officers also pay the federal excise tax for the non-business use of the aircraft. Copies of the lease agreements have been filed with the SEC on Form 8-K and Form 10-Q. For their non-business use of the aircraft in 2016, Messrs. Mizel and Mandarich reimbursed the Company $356,000 and $65,000, respectively, which are amounts in excess of the Incremental Expenses to the Company.

In 2016, Mr. Blackford purchased a Richmond American home from one of the Company’s subsidiaries for approximately $762,000. The Company provided no financing. All contract terms were the same terms available to the general public.

REVIEW OF TRANSACTIONS WITH RELATED PERSONS

Our policies require that full information be disclosed regarding transactions with related persons, without mandating how such transactions are to be addressed, so that they may be considered on their own merits. Specifically, our Corporate Code of Conduct, in addressing conflicts of interest, notes that personal interests of our employees and Directors and their family members could come into conflict, or create the appearance of a conflict, with the Company's interest. Accordingly, the Code of Conduct requires all employees (including our executive officers) and our Directors to immediately report conflicts of interest or transactions that could create the appearance of a conflict of interest. These reports are to be made immediately to a Company compliance officer (as identified in the Code of Conduct), the Company's Asset Management Committees, or, for members of the Company's Board of Directors, to the Audit Committee, for a determination as to compliance with the Code of Conduct.

In addition, the Audit Committee's charter provides for the Committee to be informed of related party transactions. In support of this and the Company's SEC reporting requirements, the following written procedure has been adopted. Specifically, the Directors and executive officers are to report to the Company's legal department all related party transactions between the Company (or any of its subsidiaries) and any of the executive officers and Directors, including any of their family members, which is reported on a monthly basis to the Audit Committee. Also, our CFO reports on a monthly basis to the Audit Committee as to the best of the CFO’s, CEO’s, and COO’s knowledge, whether or not any related party transactions have occurred.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company's executive officers and Directors and certain beneficial owners of more than ten percent of the Company's common stock are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file initial reports of ownership and reports of changes in ownership of common stock of the Company with the SEC and furnish copies of those reports to the Company. Based solely upon a review of the copies of reports furnished to the Company and, in certain cases, written representations, the Company believes that during the year ended December 31, 2016, all such reports were filed on a timely basis.

PROPOSAL FIVE	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the selection, oversight, retention and termination of our independent auditors. The Audit Committee has selected Ernst & Young LLP, a registered public accounting firm, as our independent auditors for 2016. The Audit Committee and the Board seek shareholder ratification of this selection. The Audit Committee may, in its discretion, direct the appointment of another independent registered public accounting firm at any time during the fiscal year.

The Board of Directors recommends a vote FOR ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm.

A representative of Ernst & Young LLP is expected to be present at the Meeting and will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

Audit Fees and All Other Fees

A summary of the fees of Ernst & Young LLP for the years ended December 31, 2016 and 2015 are set forth below:

	2016 Fees	2015 Fees
Audit Fees [1]	$1,049,732	$1,125,374
Audit-Related Fees	-	-
Tax Fees [2]	7,594	12,000
All Other Fees [3]	2,148	2,148
Total Fees	$1,059,474	$1,139,522

1 Consists of fees and expenses for the audit of consolidated financial statements, SAS 100 interim reviews, the audit of internal control over financial reporting and services rendered in connection with statutory and regulatory filings (includes the audit of HomeAmerican).

2 Consists of fees and expenses for miscellaneous tax consulting services.

3 Consists of fees for access to Ernst & Young LLP online resources.

Audit Committee Pre-Approval Procedures

Under the procedures established by the Audit Committee, all audit services and all non-audit services by the Company's auditors are to be pre-approved by the Audit Committee, subject to the de minimus exception provided under Section 202 of the Sarbanes-Oxley Act of 2002. In certain cases, pre-approval is provided by the committee for up to a year as to particular categories of services, subject to a specific budget. The committee also has delegated to each of its members the authority to grant pre-approvals, such pre-approvals to be presented to the full committee at the next scheduled meeting. For 2016 and 2015, all of the fees included under the headings "Audit-Related Fees," "Tax Fees" and "All Other Fees" above were pre-approved by the Audit Committee.

OTHER MATTERS

Management and the Board of Directors of the Company know of no matters to be brought before the Meeting other than the proposals set forth above. If you grant a proxy, each of the persons named as proxy holder, Michael Touff and Joseph H. Fretz, or their nominees or substitutes, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Meeting. If for any unforeseen reason, any of our nominees are not available as a candidate for Director, the proxy holder may vote your proxy for such other candidate or candidates nominated by our Board.

SHAREHOLDER PROPOSALS

Any proposal a shareholder desires to present at the 2018 Annual Meeting of Shareholders and to have included in the Company's proxy soliciting materials pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, must be received in writing by the Secretary of the Company not later than November 6, 2017. However, if the date of the 2018 Annual Meeting changes by more than 30 days from the date of the 2017 Annual Meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials as the Company shall inform the shareholders.

For shareholder proposals submitted outside the Rule 14a-8 process, the Company's By-Laws provide that only business properly brought before a meeting will be conducted. For business to be properly brought before a meeting by a shareholder, the shareholder must give timely notice thereof in writing to the Secretary of the Company. To be timely, the notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; however, in the event that less than 75 days' notice or prior public disclosure of the date of such meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the shareholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the shareholder and (iv) any material interest of the shareholder in such business.

If notice of a proposal is not submitted in writing and received by the Company at the address appearing on the first page of this proxy statement by the dates described above, then the proposal will be deemed untimely under Rule 14a-4 of the Securities Exchange Act of 1934 and the persons appointed as the Company's proxies will have the right to exercise discretionary voting authority with respect to the proposal.

INCORPORATION BY REFERENCE

The Company hereby incorporates by reference into this Proxy Statement Note 20 (Stock-Based Compensation) to the Consolidated Financial Statements from Item 8 of its annual report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission on February 1, 2017.

BY THE ORDER OF THE BOARD OF DIRECTORS,

Larry A. Mizel

Chairman of the Board

APPENDIX A

THIRD AMENDMENT

TO

M.D.C. HOLDINGS, INC.

2011 EQUITY INCENTIVE PLAN

The following Third Amendment to the M.D.C. Holdings, Inc. 2011 Equity Incentive Plan, effective April 27, 2011 (the "Plan"), was adopted by the Board of Directors of M.D.C. Holdings, Inc. on January 23, 2017, subject to approval of the Company’s shareholders. Capitalized terms used herein shall have the meanings ascribed in the Plan.

The first two sentences of Section 4.1 of the Plan are amended to read as follows:

4.1     Number of Shares. Subject to adjustment as provided in Section 14, the maximum number of shares of Stock available for issuance under the Plan shall be 6,488,750 shares. Subject to adjustment as provided in Section 14, 6,488,750 shares of Stock available for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options.

M.D.C. HOLDINGS, INC.

By:

Date:                     , 2017

MDC · RICHMOND AMERICAN HOMES
Building and Financing the American Dream

M.D.C. HOLDINGS, INC.
4350 S. MONACO ST.,SUITE 500
DENVER,CO 80237

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following nominees for Class II

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 David D. Mandarich 02 Paris G. Reece III 03 David Siegel

The Board of Directors recommends you vote FOR the following proposal

	For	Against	Abstain
2 To approve an advisory proposal regarding the compensation of the Company's named executive officers (Say on Pay).	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal

	1 year	2 years	3 years	Abstain
3 An advisory vote regarding the frequency of submission to shareholders of advisory "Say on Pay" proposals.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposals

NOTE: To vote upon such other business as may properly come before the Meeting or any adjournment or postponement thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. If signing as attorney, executor, administrator, trustee or guardian, please include your full title and authority. Corporate proxies should provide the full name of the corporation and title of the authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000313811_1 R1.0.1.15

M.D.C. HOLDINGS, INC.
ANNUAL MEETING OF SHAREHOLDERS

MONDAY, APRIL 24, 2017
8:00 A.M. MOUNTAIN TIME

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com .

M.D.C. HOLDINGS, INC.
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
APRIL 24, 2017

The undersigned hereby appoints MICHAEL TOUFF and JOSEPH H. FRETZ, or either one of them, as proxies or proxy for the undersigned, each with full power of substitution and resubstitution, to attend the 2017 Annual Meeting of Shareholders and any adjournments or postponements thereof (the "Meeting") and to vote as designated on the reverse side of this card, all the shares of Common Stock of M.D.C. HOLDINGS, INC. that the undersigned is entitled to vote. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. **In their discretion, the proxy holders are hereby authorized to vote upon such other business as may properly come before the Meeting and any adjournments or postponements thereof.**

Please, specify your choice by clearly marking the appropriate box. Unless otherwise specified, this proxy will be voted "FOR" each of the Director Nominees and "FOR" Proposals 2, 4 and 5, and For "1 YEAR" on Proposal 3.

0000313811_2 R1.0.1.15

continued and to be signed and dated on the other side